  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998
                                                     REGISTRATION NO. 333-39949
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                      POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              MPEL HOLDINGS CORP.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

         NEW YORK                                       6162                                    22-1842747
(STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                 CLASSIFICATION NUMBER)                    IDENTIFICATION NUMBER)

                             6851 JERICHO TURNPIKE
                                   SUITE 246
                            SYOSSET, NEW YORK 11791
                                (516) 364-2700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                               STEVEN M. LATESSA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             6851 JERICHO TURNPIKE
                                   SUITE 246
                            SYOSSET, NEW YORK 11791
                                (516) 364-2700
                             (516) 364-2876 (FAX)
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
                           NORMAN M. FRIEDLAND, ESQ.
                            SCOTT W. GOODMAN, ESQ.
                             RUSKIN, MOSCOU, EVANS
                              & FALTISCHEK, P.C.
                             170 OLD COUNTRY ROAD
                            MINEOLA, NEW YORK 11501
                                (516) 663-6600
                             (516) 663-6642 (FAX)
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF    NUMBER OF      PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
    SECURITIES TO BE       SHARES TO     OFFERING PRICE PER AGGREGATE OFFERING PRICE  REGISTRATION
       REGISTERED        BE REGISTERED        SHARE (1)                (2)                FEE
--------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value...................   2,400,000(1)        $2.50               $6,000,000          $3,540.00
--------------------------------------------------------------------------------------------------

Total Fee......................................................   $3,540.00(3)*

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 (1) Includes 1,100,000 shares being sold for the account of Selling
Stockholders.
 (2) Estimated solely for purposes of calculating the registration fee.

*(3) On November 12, 1997, the Registrant filed its initial Registration
     Statement (for a total of 1,265,000 shares) and paid a filing fee of $2,116.69. An additional registration fee of $1,423.31 was paid in connection with a total of 1,100,000 new shares of Common Stock that was registered in the Pre-Effective Amendment No. 1 filed on March 17, 1998. This Amendment has decreased the Proposed Maximum Aggregate Offering Price; accordingly, at this time, no additional fee is due.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS


                              MPEL HOLDINGS CORP.

                     1,300,000 SHARES OF COMMON STOCK

                          OFFERED BY THE COMPANY

                               ----------------
       1,100,000 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

  MPEL Holdings Corp. (the "Company") is hereby offering (the "Offering") 1,300,000 shares of its common stock, $.01 par value per share (the "Common Stock") at $2.50 per share.

  Certain stockholders of the Company (the "Selling Stockholders") also offer hereby 1,100,000 shares of Common Stock at an offering price of $2.50 per share. Such shares will be offered for sale by the Selling Stockholders concurrently with the offering of Common Stock by the Company, subject to the sale of 1,300,000 shares of Common Stock by the Company, and the Selling Stockholders may be deemed to be underwriters under the federal securities laws. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Selling Stockholders' Common Stock has been deposited with an escrow agent, and will not be released for sale until the Company has completed the sale of 1,300,000 shares of Common Stock. See "Risk Factors--Shares Available for Future Sale; Restrictions on Selling Stockholders", "Principal and Selling Stockholders" and "Plan of Distribution."

  Prior to the Offering, there has been a very limited public market for the Common Stock, which is traded on the NASDAQ Stock Market Over-The-Counter-Bulletin Board ("OTCBB") under the symbol "MPEH". The total volume of trading of the Company's Common Stock on the OTCBB since January 1, 1998 has been 100 shares at $.25 per share and 19,200 shares of Common Stock at prices that average approximately $2.50 per share. There can be no assurance that any market will develop after the closing of the Offering or that, if developed, it will be sustained. The offering price of the Common Stock was arbitrarily determined by the Company and the Selling Stockholders and does not necessarily bear any direct relationship to the Company's assets, earnings, book value or other generally accepted criteria of value. See "Risk Factors-- Arbitrary Determination of Public Offering Price". It is intended that the offering price of the Common Stock will be $2.50 per share. See "Plan of Distribution" for information relating to the determination of the offering price. Upon sale of the 1,300,000 shares of Common Stock offered hereby, the Company intends to submit an application to list the Common Stock eligible for quotation on the NASDAQ SmallCap Market, under the symbol "MPEH", in the event that the price of the Common Stock reaches the price required for listing (i.e., $4.00 per share) and the Company meets the other listing requirements of the NASDAQ SmallCap Market. Accordingly, until the Common Stock is listed on the NASDAQ SmallCap Market, it will continue to be traded on the OTCBB. There can be no assurance that the Common Stock will be approved for listing on the NASDAQ SmallCap Market. See "Risk Factors--No Assurance of NASDAQ SmallCap Market Listing; Risk of Application of Penny Stock Rules".

  The Company proposes to offer the 1,300,000 shares of Common Stock to the public on a best efforts basis directly through its directors and executive officers; however, the Company may engage one or more registered brokers or dealers to assist in the sale of the securities offered hereby, at a maximum compensation of 10%. All of the proceeds received in connection with the sale of Common Stock by the Company will be deposited and held in escrow until subscriptions for all 1,300,000 shares of Common Stock have been received. As a result, investor funds may be unavailable for use for as long as sixty days after the effective date (i.e., until July 14, 1998) without being invested in the Company's shares of Common Stock. If subscriptions for the purchase of 1,300,000 shares of Common Stock have not been received on or before July 14, 1998, the offering of the Common Stock by the Company will be terminated and all subscription payments held in escrow will be promptly returned to investors. No existing stockholders, and no affiliates thereof, will purchase any offered shares of Common Stock so as to enable the Company to meet the requirement that 1,300,000 shares be sold as a condition to closing. No interest will accrue or be paid in amounts held in escrow, regardless of whether the Offering is consummated or not. See "Summary of Escrow Agreement" and "Plan of Distribution."
                               ----------------

   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 8 AND "DILUTION"
                                  ON PAGE 19.
                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THE OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              UNDERWRITING DISCOUNTS  PROCEEDS TO   PROCEEDS TO SELLING
                              PRICE TO PUBLIC  AND COMMISSIONS (1)   COMPANY (2)(4)   STOCKHOLDERS(3)
-------------------------------------------------------------------------------------------------------
Per Share (by Company).....          $2.50             $--                  $2.50              $--
-------------------------------------------------------------------------------------------------------
Total by Company
 (1,300,000 Shares)........     $3,250,000             $--             $3,250,000       $--
-------------------------------------------------------------------------------------------------------
Per Share (by Selling
 Stockholders)..............         $2.50             $--             $       --            $2.50
-------------------------------------------------------------------------------------------------------
Total (by Selling
 Stockholders)..............    $       --             $--             $       --       $2,250,000
-------------------------------------------------------------------------------------------------------

(1) Although the Company intends to offer the Common Stock directly to the public through its directors and executive officers, it may engage and pay compensation at customary rates (up to 10%) to registered brokers or dealers. See "Plan of Distribution."

(2) Before deducting estimated expenses of $325,000 payable by the Company.

(3) Before deducting estimated expenses of $32,500 payable by the Selling Stockholders.
(4) The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

               The date of this Prospectus is June 11, 1998

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated herein, the information in this Prospectus does not give effect to up to 700,000 shares of Common Stock reserved for issuance to employees upon exercise of options which may be granted pursuant to the Company's 1995 Stock Option Plan (the "1995 Plan"), 270,000 of which have been granted to date or up to 888,888 shares of Common Stock issuable pursuant to a warrant granted to FC Capital Corp., as described in "Certain Transactions". No options have been or will be granted to officers of the Company under the 1995 Plan. The information herein reflects the consummation of the Merger (as hereafter defined). As used herein, the term "Company" refers to MPEL Holdings Corp., a New York corporation, and its wholly-owned subsidiary, Mortgage Plus Equity and Loan Corporation ("Mortgage Plus"), a New York corporation.

  This Prospectus contains certain forward-looking statements that involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors."

                                  THE COMPANY

  The Company, through its wholly owned subsidiary, Mortgage Plus, is a full service retail mortgage banking company providing a broad range of residential mortgage products (including first mortgages, second mortgages and home equity loans) to (i) prime, or "A" credit, borrowers who qualify for conventional mortgages (including loans which conform to the standards of certain institutional investors, such as Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC")), (ii) borrowers who are classified as sub-prime, or "B/C" credit, borrowers, and (iii) borrowers who qualify for mortgages insured by the Federal Housing Administration ("FHA") or guaranteed by the Veterans Administration ("VA"). The Company is headquartered in Long Island, New York and has a total of 15 retail branches (the "Branch Network") in nine (9) states, including Arkansas (1), Connecticut (1), Florida
(1), Illinois (1), Missouri (3), New Jersey (1), New York (4), Ohio (1), Pennsylvania (1), and the Commonwealth of Puerto Rico (1). The Company is also a licensed mortgage banking company in seven (7) additional states.

  From Mortgage Plus' inception in 1987 until mid-1994, Mortgage Plus operated as a licensed mortgage broker, principally in New York. Since obtaining its mortgage banking license in New York in 1994, Mortgage Plus, originated $43.3 million, $58.0 million, $108.2 million, and $133.5 million of mortgage loans for the years ended December 31, 1994, 1995, 1996, and 1997, respectively. This growth has been due primarily to Mortgage Plus' expansion into additional geographic markets, Mortgage Plus' focus, since mid-1996, on mortgage products for "B/C" credit-rated borrowers and a substantial increase in loans to FHA/VA borrowers. Mortgage Plus' "B/C" and FHA/VA loan volume has grown steadily since 1995, with loans to "B/C" borrowers accounting for 39.5%, of Mortgage Plus' total loan origination volume for the year ended December 31, 1997, compared to 7.4% for the year ended December 31, 1995, and loans to FHA/VA borrowers accounting for 25.0% of Mortgage Plus' total loan origination volume for the year ended December 31, 1997, compared to 9.2% for the year ended December 31, 1995. There can be no assurance that Mortgage Plus' historical rate of growth will continue in future periods.

  The Company's growth strategy, through Mortgage Plus, includes the following elements, which are subject to risk factors, as set forth in "Risk Factors", beginning on page 8 hereof:

  . Increasing mortgage originations to sub-prime borrowers through recruiting experienced loan officers, increasing telemarketing and direct mail to target audiences;

  . Expanding the Company's operations in its geographic markets through developing strategic alliances with financial institutions and mortgage bankers and brokers; and

  . Expanding the Company's geographic coverage for mortgage originations generally, through additions to the Branch Network, through developing strategic alliances with financial institutions, mortgage bankers and brokers and possible acquisitions.

  The Company is an active originator of prime, sub-prime and FHA/VA residential mortgages in its markets to individual borrowers on a retail basis. Loan officers within the Branch Network deal directly with mortgage customers who are initially identified through telemarketing operations, advertising, direct mail, promotional materials and educational seminars or who are referred by local real estate agents, builders, accountants, financial planners, attorneys and mortgage brokers.

  The growth of Mortgage Plus' mortgage lending to "B/C" credit borrowers reflects (i) Mortgage Plus' focus on such customers since mid-1996, (ii) Mortgage Plus' prompt and responsive service to its customers, (iii) the increased market demand for sub-prime mortgage products, (iv) the availability to Mortgage Plus of capital for these mortgage banking products in the form of warehouse lines of credit, and (v) the development, on an industry-wide basis, of a large secondary market of institutional investors who compete to purchase mortgages from Mortgage Plus and other mortgage originators. Most "B/C" credit borrowers have impaired credit, although "B/C" credit borrowers also include individuals whose credit histories are not impaired but are seeking to expedite the mortgage process or persons, such as the self-employed, who have difficulty verifying their income. The Company is seeking to make "B/C" credit-rated loans an even greater percentage of its total loan originations since such loans, have generated greater revenue to the Company than "A" credit-rated loans. Furthermore, the Company believes that the demand for loans by "B/C" credit borrowers is less sensitive to general levels of interest rates or home sales and therefore less cyclical than demand for loans by "A" credit-rated borrowers. Nevertheless, the Company's "B/C" mortgage lending activities are subject to significant risks, including risks related to the competition from an increasing number of lenders who are also seeking "B/C" credit borrowers (see "Risk Factors--Competition"), and the risks associated with lending to credit impaired borrowers (see "Risk Factors--Risks of Loan Delinquencies and Defaults").

  For the year ended December 31, 1997, Mortgage Plus revenues were $8.0 million compared to $6.0 million for the year ended December 31, 1996. Mortgage Plus experienced a net loss of $76,702 for the year ended December 31, 1997 and a net loss of $223,340 for the year ended December 31, 1996, respectively. For the year ended December 31, 1996, Mortgage Plus revenues were $6.0 million, compared to $3.0 million for the year ended December 31, 1995. Mortgage Plus revenues are generated from the fees it charges borrowers on the origination of mortgage loans, the premiums paid by institutional investors when they purchase the loans from Mortgage Plus and interest earned during the period (generally less than 30 days) the loans are held for sale to institutional investors. There is no assurance that Mortgage Plus' historical rate of growth will continue in future periods. Mortgage Plus does not obtain commitments from Purchasers of loans prior to origination. Mortgage Plus does not sell mortgage loans in "securitization" transactions, but rather sells loans either on an individual "whole loan" basis or pooled in groups to financial institutions at fixed prices, usually on a non-recourse basis for a cash premium. Mortgage Plus sells its mortgages to institutional investors on a "servicing-released" basis, i.e., the purchaser assumes the obligations of servicing the loan and thereby avoids the administrative expenses of managing a servicing portfolio, and the foreclosures, delinquencies and resale of residential real estate associated with servicing of loans. Mortgage Plus is subject to loan delinquencies and defaults in those cases where it is required to repurchase such loans due to a breach of representation or warranty in connection with the "Whole Loan Sale". See Risk of Loan Delinquencies and Defaults.

                                   THE MERGER

  On March 5, 1998, Mortgage Plus merged (the "Merger") with a wholly-owned subsidiary of Computer Transceiver Systems, Inc. ("CTS"), a New York corporation, in a transaction that resulted in (i) Mortgage Plus stockholders receiving a total of 8,056,000 shares of CTS (representing 97% of all of the issued and outstanding shares of CTS) and (ii) Mortgage Plus becoming a wholly-owned subsidiary of CTS. Immediately following the Merger, the directors of CTS became Steven M. Latessa, Cary Wolen and Jon Blasi, who remain directors of Mortgage Plus, and CTS' name was changed to MPEL Holdings Corp. Prior to the Merger, CTS and its wholly-owned subsidiary had no employees, engaged in no business activity and had only nominal assets and liabilities. At the time of the Merger, the 338,142 shares of CTS' Common Stock were owned by approximately 745 holders (the "Pre-Merger Holders") of record, CTS' Common Stock was traded on the OTCBB under the symbol CPTT, and the high/low price through the date of the Merger was $.25 per share. Since March 5, 1998, the volume of trading of the Company's Common Stock (which is now traded on the OTCBB under the symbol "MPEH") has been 19,300 shares, with one trade (100 shares) at a price of $.25 per share and trades for a total of 19,200 shares of Common Stock at prices that average approximately $2.50 per share.

  The principal executive office of the Company is located at 6851 Jericho Turnpike, Suite 246, Syosset, New York 11791 and its telephone number is (516) 364-2700.

                                  RISK FACTORS

  Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this Prospectus, and, in particular, should evaluate the factors set forth in "Risk Factors", beginning on page 8.

                                  THE OFFERING

 Common Stock Offered by the Company............... 1,300,000 shares
 Common Stock Offered by the Selling Stockholders.. 1,100,000 shares
 Common Stock Outstanding Prior to the Offering.... 8,394,142 shares
 Common Stock to be Outstanding After the Offering. 9,694,142 shares.(/1/)(/2/)
 Use of Proceeds................................... Funding mortgage loans, expanding the Branch
                                                    Network; expanding mortgage
                                                    banking operations in its
                                                    geographic markets;
                                                    increasing telemarketing
                                                    and advertising; upgrading
                                                    information systems;
                                                    repaying indebtedness; and
                                                    general working capital
                                                    purposes. The Company will
                                                    not receive any proceeds
                                                    from the sale of Common
                                                    Stock by the Selling
                                                    Stockholders.
 OTCBB Symbol...................................... MPEH

--------
(1) The foregoing excludes an aggregate of up to 700,000 shares of Common Stock reserved for issuance to employees upon the exercise of options which may be granted pursuant to the 1995 Plan, 270,000 of which have been granted to date, and up to 888,888 shares of Common Stock issuable pursuant to a warrant granted to FC Capital Corp., as described in "Certain Transactions". The outstanding options and warrants, and the average exercise prices thereof, are as follows: for the 888,888 shares of Common Stock issuable pursuant to the warrant granted to FC Capital Corp., the purchase price for each share (the "Share Price") on or after the date of the Offering shall be an amount equal to 85% of the price at which a share of Common Stock is sold in the Offering.

(2) The prices of the 270,000 options issued are as follows:

     (i) 35,000 were issued at One ($1.00) Dollar per share, of which 8,750 are vested; and

     (ii) 235,000 options were issued at Three ($3.00) Dollars per share, of which none are vested.

  Following the Offering, the remaining options shall be granted at fair market value on the date of grant.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
STATEMENT OF OPERATIONS DATA:
 Revenue............................................ $  5,970,675  $  8,000,587
 Net Loss...........................................     (223,340)      (76,702)
 Net Loss per share.................................         (.03)         (.01)
 Weighted Average Number of Shares Outstanding......    7,002,732     8,025,315
OPERATING DATA:
Mortgage loans originated
 Conventional....................................... $ 48,102,840  $ 47,428,400
 FHA/VA.............................................   24,810,101    33,324,400
 Sub-Prime..........................................   35,290,148    52,748,500
                                                     ------------  ------------
    Total........................................... $108,203,089  $133,501,300
Number of Loans.....................................        1,073         1,585
Average Principal Balance........................... $    100,841  $     84,228

                                                   AT DECEMBER 31, 1997
                                          --------------------------------------
                                            ACTUAL   PROFORMA(1) AS ADJUSTED (2)
BALANCE SHEET DATA:                       ---------- ----------- ---------------
                                                             (UNAUDITED)
Cash and cash equivalents................ $  377,709 $  377,709    $2,092,709
Total assets............................. 16,216,833 16,219,885    18,234,885
Borrowings............................... 12,845,830 12,845,830    11,967,830
Stockholders' equity.....................    595,581    598,633     3,523,633

--------
(1) Adjusted to give effect to the Merger with CTS' subsidiary on March 5, 1998, and there being 338,142 shares of CTS Common Stock outstanding immediately prior to the Merger.

(2) Adjusted to give effect to the sale of 1,300,000 shares of Common Stock by the Company at an assumed initial public offering price of $2.50 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  An investment in the Common Stock of the Company involves a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. Prospective investors should carefully consider the following risk factors, in addition to other information set forth in this Prospectus, before purchasing the Common Stock offered hereby. This Prospectus contains certain forward looking statements that are based on current expectations, estimates and projections about the business of the Company and the industry in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations on such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. The Company's actual results could differ materially from those expressed or forecasted in these forward-looking statements as a result of certain factors, including those set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus. Historical references to the Company herein mean Mortgage Plus Equity and Loan Corporation prior to the Merger.

HISTORY OF OPERATING LOSSES; POSSIBLE NEED FOR ADDITIONAL FINANCING

  The Company experienced a net loss of $76,702 for the year ended December 31, 1997, which was reduced by income of $1,000,000 resulting from proceeds to be received from an officer's life insurance policy. The Company experienced net losses of $223,340 and $601,313 for the years ended December 31, 1996 and 1995, respectively. The Company's accumulated deficit was $76,702 at December 31, 1997. Such losses were principally the result of the Company's expansion of the Branch Network and increased personnel, marketing and administrative start-up costs associated with the commencement of lending operations to "B/C" credit-rated borrowers. There can be no assurance that the Company will not continue to experience operating losses in future periods. Based on the Company's currently proposed plans and assumptions relating to the implementation of its business strategy, the Company anticipates that the net proceeds of this Offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this Offering. In the event that the Company's plans change or its assumptions prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise) or the proceeds of this Offering otherwise prove to be insufficient to fund the implementation of the Company's business strategy and working capital requirements, the Company could be required to seek additional financing. The Company has no commitments for any future funding, and there can be no assurance that the Company will be able to obtain additional capital in the future. The type, timing and terms of such funding (if it is available) will be determined by prevailing conditions in the financial markets and the Company's financial condition, among other factors. If the Company requires additional capital and is unable to obtain the necessary capital, it may be required to significantly curtail its activities which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON WAREHOUSE FINANCING; PRIOR DEFAULT UNDER WAREHOUSE FINANCING

  The Company currently borrows substantially all of the funds which it uses to originate mortgage loans pursuant to a warehouse financing facility (the "Warehouse Facility") which provided up to $12 million through April 30, 1998, and currently provides for $10 million through July 31, 1998, with a commercial bank. These borrowings are, in turn, repaid with the proceeds received by the Company from selling such loans in pools or individual whole loan sales to institutional investors, usually within 30 days of when the loan is originated. The Company does not obtain commitments from purchasers of loans prior to origination. The Warehouse Facility expires on July 31, 1998. The borrowings thereunder are collateralized by specific mortgage loans held for sale to institutional investors. The amount outstanding under the Warehouse Facility at December 31, 1997 was $10,532,994. The amount outstanding under the Warehouse Facility at May 1, 1998 was $13,842,968. Interest is variable based on the bank's prime rate, depending on the type of loan financed, and ranged from 8.25% to 8.75% at December 31, 1997. In April, 1998 the Warehouse Lender determined that the Company was in default, but waived the default and extended the expiration date of the Warehouse Facility to July 31, 1998. The Warehouse Facility is personally guaranteed by Steven Latessa and Cary Wolen, the Company's President and Chief Operating Officer, respectively. Any failure to renew or obtain adequate funding under its current Warehouse Facility, or any substantial reduction in the size of or increase in the cost of such facility, would have a material adverse effect on the Company's business, financial condition and results of operations because it would limit or reduce the Company's ability to originate mortgage loans.

  The Company has obtained an additional $5 million Warehouse Facility as of March 20, 1998.

  The Warehouse Facility contains numerous affirmative and negative covenants, including maintenance of minimum tangible net worth, a limitation on the Company's total indebtedness and certain financial ratios. In April 1997, the Company determined that as of December 31, 1996, it was not in compliance with the tangible net worth requirement of the Warehouse Facility ($900,000 at December 31, 1996). The bank providing the Warehouse Facility waived the Company's event of default and revised the Warehouse Facility to include the Company's subordinated debt, obtained in the first quarter of 1997, as part of the Company's tangible net worth.

  In December, 1997, the Company obtained $1,500,000 from FC Capital Corporation ("FC Corp.") as a secured borrowing (the "Secured Borrowing") to supplement the Warehouse Facility. This Secured Borrowing is repayable monthly, commencing on February 5, 1998 at the greater of $100,000 per month or 50% of the income generated from the Company's sale of qualified mortgage loans to FC Corp., and is secured by the Company's assets not otherwise pledged under the Warehouse Facility. Additionally, the Company borrowed, in January, 1998 an additional $250,000 from FC Corp. under a working capital facility agreement. The Company's agreements with FC Corp. pursuant to which it obtained the secured borrowing and the working capital loan require the Company to comply with various operating and financial covenants.

  In October 1996, the Company obtained a financing, in addition to its Warehouse Facility, with another bank to borrow up to an additional $6 million to fund loan originations. This facility contained substantially the same covenants and restrictions as the Warehouse Facility, including a $1 million tangible net worth requirement. Upon being notified of the default by the Company of the net worth requirement as of December 31, 1996, this lender elected not to waive this default and notified the Company that it was terminating the line of credit, requiring the Company to repay the amount outstanding, which was fully repaid as of October 24, 1997.

  While the Company believes it is now in full compliance with all of its loan covenants under the Warehouse Facility and its agreements with FC Corp., there can be no assurances that in future periods the Company will continue to adhere to all covenants contained in these agreements. The Company's failure to comply with the tangible net worth covenant or with any other covenants in such agreements could again cause the Company to be in default under the Warehouse Facility and its agreements with FC Corp. and have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH SALES OF MORTGAGE LOANS; MORTGAGE LOAN PURCHASES BY A LIMITED NUMBER OF INSTITUTIONS; FEDERAL PROGRAMS

  The Company generates revenue by regularly selling loans it originates for cash, at a premium, usually within 30 days after it originates the loans, to institutional investors. There can be no assurance that such investors will continue to purchase loans or will be willing to purchase loans on terms which they have historically purchased. To the extent that institutional investors who purchase "A" and/or "B/C" credit-rated loans reduce their purchases, the price and level of the market for the Company's mortgage loans could be negatively affected which, in turn, could materially adversely affect the Company's mortgage loan origination volume and, potentially, its profitability. Further, adverse conditions in the mortgage-backed securitization market could negatively impact the ability of the Company to complete loan sales, as many of the Company's loan purchasers securitize the loans they purchase from the Company.

  For the year ended December 31, 1996 and for the year ended December 31, 1997, the Company sold 59% and 84%, respectively, of the mortgage loans it originated (by volume) to three institutional investors and 5 institutional investors, respectively. Three of the investors in each of these periods were the same. There can be no assurance that such institutional investors will continue to purchase the Company's loans and to the extent that the Company could not successfully replace such loan purchasers, the Company's business, financial condition and results of operations could be materially and adversely affected. Pursuant to the Company's agreements with FC Corp. for the Secured Borrowings, the Company expects to sell a substantial percentage of its mortgage loans to FC Corp., or an affiliate or designee thereof, although there can be no assurance that it will, in fact, do so.

  The Company's ability to sell "A" credit-rated mortgage loans to institutional investors is dependent upon the continuation of programs administered by government sponsored agencies such as the FHA and VA programs, which facilitate the pooling of those mortgage loans into mortgage-backed securities, as well as the Company's continued eligibility to participate in these programs. The discontinuation of, or the loss of eligibility to participate in, such government programs could have a material adverse effect on the Company's business, financial condition and results of operations.

CONCENTRATION OF OPERATIONS IN MID-ATLANTIC REGION AND MISSOURI

  For the year ending December 31, 1997, approximately 91% of the mortgage loans originated by the Company were to borrowers in New York, New Jersey and Missouri. Although the Company is attempting to expand its Branch Network outside these regions, the Company's origination business is likely to contain a high concentration in such areas for the foreseeable future. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the economy and the residential real estate market in the aforementioned areas.

ECONOMIC CONDITIONS

  The Company's business will be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings by negatively affecting loan-to-value ratios of the home equity collateral. To the extent that loan-to-value ratios of the home equity collateral of prospective borrowers do not meet the Company's underwriting criteria, the volume of loans originated by the Company could decline. A decline in loan origination volumes would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, changes in the level of consumer confidence, real estate values and prevailing interest rates, each of which tend to be affected by an economic slowdown, could adversely affect the level and amount of consumer borrowing. Furthermore, investment returns of investors purchasing mortgages are affected by, among other things, the actual rates of delinquencies and foreclosures of the mortgages they purchase, which could make mortgage loans less attractive to investors during periods when such delinquencies and foreclosures are increasing.

INTEREST RATE RISK

  The Company's profitability may be directly affected by the levels of and fluctuations in interest rates, which affect the Company's ability to earn a spread between interest received on loans and the Company's costs of borrowing. In 1996 and 1997, fixed rate mortgages accounted for 86.4% and 88.2%, respectively of all mortgage loans originated. Adjustable rate mortgages for 1996 and 1997 accounted for 13.6% and 11.8%, respectively of all mortgage loans originated. The operations and profitability of the Company are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect the ability of the Company to originate loans and would reduce the value of loans that were originated prior to such increase.

RISK OF LOAN DELINQUENCIES AND DEFAULTS

  The Company is exposed to the risk of loan delinquencies and defaults from the time the loan is made until such loan is sold to institutional investors, typically a 30 day period. After the Company originates a loan, the loan is usually held by the Company as part of a portfolio of loans, to be sold either on a pool or "whole loan" basis. The Company is also subject to loan delinquencies and defaults in those cases where it is required to repurchase such loan due to a breach of a representation or warranty by the Company in connection with the "whole loan" sale.

  Since mid-1996, the Company has focused on increasing mortgage originations for "B/C" or "sub-prime" credit classified borrowers. For the year ended December 31, 1997, approximately 39.5% of the total principal amount of loans originated by the Company were to borrowers in these credit classifications. Loans made to such borrowers entail a higher risk of delinquency and higher losses than loans made to borrowers who have higher credit classifications. Since the date of its Incorporation the Company has never had to repurchase a loan from mid-1996 to December 31, 1997. Although the Company sells these mortgages (as well as other mortgages) on a "servicing released" basis to investors, usually on a non-recourse basis (thereby limiting its exposure to the risk of delinquency or default), at prices which reflect the credit risk associated with such borrowers, any sustained period of increased delinquencies, foreclosures or losses on such loans after the loans are sold could adversely affect the pricing of the Company's future loan sales and/or the willingness of investors to purchase such loans from the Company in the future. During these periods from mid-1996 to December 31, 1997 there has been no material adverse effect on the pricing of the Company's loans. In 1997 mortgage loans that were offered under so-called "low document" programs (i.e., programs that do not require a borrower to fully substantiate all information furnished in the mortgage application process) accounted for approximately 10% of the Company's total mortgage originations (approximately $13,000,000 of mortgage originations). As of December 31, 1997 approximately $630,000 of so-called "low document" loans were held by the Company for sale to investors, and as of the date hereon, all such loans had been sold.

RISKS ASSOCIATED WITH RAPID GROWTH

  The Company has expanded into new geographic regions, increasing the number of retail branch offices to 15 as of the date of this Prospectus. The Company anticipates that it will continue to open several additional branch offices, in part, with a portion of the proceeds of this Offering, (and as a result expects to substantially increase its expenses, with no assurance that it will increase revenue.) As of December 31, 1996 and 1997, there were 13 and 15 retail branches, respectively. It takes approximately 8-12 months for a new office to become profitable. The Company's continued growth and expansion will place additional pressures on the Company's personnel and systems. Any future growth may be limited by, among other things, the Company's (i) need for continued funding sources and access to capital markets, (ii) ability to attract and retain qualified personnel, (iii) ability to maintain appropriate procedures, policies and systems to ensure that the Company's loans have an acceptable level of credit risk and loss and (iv) ability to establish new relationships and maintain existing relationships with mortgage holders and borrowers in states where the Company is active and in states where the Company is seeking to commence operations. The Company's need for additional operating procedures, personnel and facilities is expected to increase as a result of further growth which the Company anticipates over the near term. The Company anticipates opening an additional 2-4 branches over the next 12 months at an approximate cost of $150,000-$200,000 per branch. The Company is assessing the purchase of new systems and software to support its operations, and plans to continue to procure hardware and software that will require additional corresponding investments in training and education. There can be no assurance that the Company will successfully obtain or apply the human, operational and financial resources needed to manage a developing and expanding business. Failure by the Company to manage its growth effectively, or to sustain its historical levels of performance in underwriting with respect to its increased loan origination volume, could have a material adverse effect on the Company's business, financial condition and results of operations and financial condition. See "Business--Growth Strategy."

RISKS ASSOCIATED WITH MORTGAGE BANKING ACTIVITIES IN PUERTO RICO

  In November 1996, the Company opened a mortgage office in Puerto Rico, and has focused the activities of that office since mid-1997 on sub-prime borrowers. In 1997 approximately $4,300,000 in loans were originated in Puerto Rico, of which the Company still held approximately $1,600,000 at the year end as loans held for sale. As of the date hereof, approximately 40% of such loans had been sold. Operationally, mortgage originations to sub-prime borrowers for properties in Puerto Rico are essentially similar to mortgage originations for properties located in the continental United States, and are expected to remain so notwithstanding the referendum on the future status of Puerto Rico as a Commonwealth of the United States. However, the Company does not believe that the secondary market of institutional investors purchasing mortgage loans originated in Puerto Rico is as developed as the secondary market for mortgage loans originated in the continental United States. This less developed secondary market may adversely affect the premium which the Company receives on the sale of mortgages originated in Puerto Rico. To date, the Company has had very limited experience in the sale of mortgages originated in Puerto Rico. Although the Company believes that there will be a number of institutions willing to purchase mortgages the Company originates in Puerto Rico on a regular basis, in the event that the Company cannot find institutional investors to purchase these loans, the Company will be forced to raise additional capital to fund and hold the loans. There can be no assurance that the Company will be able to find institutional investors for its mortgage loans originated in Puerto Rico, which could cause a material adverse effect on the Company's business and financial condition.

  Section 936 of the U.S. Internal Revenue Code ("Section 936") has historically provided incentives for U.S. corporations to invest in Puerto Rico by granting a credit to qualifying corporations ("936 Corporations") against a portion of the U.S. income tax payable from the active conduct of a trade or business in Puerto Rico and 100% of certain qualifying investment income derived in Puerto Rico. Section 936 together with complementary Puerto Rican laws have provided incentives for 936 Corporations and financial intermediaries receiving funds from 936 Corporations to invest in mortgage loans and mortgage-backed securities originated in Puerto Rico. Section 936 has helped, in the past, to create a pool of lower cost funds in Puerto Rico that has historically been used by banks to fund mortgage loans. On August 20, 1996, the Small Business Job Protection Act of 1996 (the "Small Business Job Protection Act") was signed into law. That Act provides for the elimination of the special U.S. federal income tax benefits available under Section 936 to U.S. corporations operating and investing in Puerto Rico. The Act repeals
Section 936, subject to a ten-year grandfather rule for 936 Corporations that were engaged in the active conduct of a trade or business on October 13, 1995 and that qualified for and elected the benefits of Section 936 for the corporation's taxable year which includes such date.

  While the final impact of a repeal of Section 936 on the Company's prospective business in Puerto Rico cannot be determined at this time, the repeal of Section 936 could have an adverse effect on the general economic condition of Puerto Rico by reducing incentives for investment in Puerto Rico. Any such adverse effect on the general economy of Puerto Rico could lead to a reduction in the level of residential construction and demand for mortgage loans. The elimination of Section 936, particularly the elimination of the credit for investment income, could also lead to a decrease in the amount of funds invested in the Puerto Rico financial market by 936 Corporations ("936 Funds), thereby increasing funding costs and decreasing liquidity for Puerto Rico mortgage products. The impact of any such changes on the Company's prospective business in Puerto Rico cannot be determined at this time.

COMPETITION

  The mortgage banking business is highly competitive. The Company competes with financial institutions, such as mortgage bankers, commercial banks, savings associations, credit unions, loan brokers and insurance companies in the origination of mortgage loans. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates and origination fees charged to borrowers. Competition may be affected by, among other things, fluctuations in interest rates and general economic conditions. Although the Company believes that its competitive advantage lies primarily with the Company's offering of a broad menu of mortgage loan products with competitive features, its emphasis on the quality of its service, and the pricing of its range of products at competitive rates, there can be no assurance that the Company will be able to compete effectively in this industry, which could materially adversely affect the Company's financial conditions and results of operations. In addition, to the extent that market pricing becomes more aggressive, the Company may be unable to achieve its planned level of growth. The Company has become aware that certain large national finance companies and conventional mortgage originators are implementing plans to or have announced their intention to allocate resources to the origination of loans to sub-prime credit-rated borrowers. The entrance of these competitors into the Company's market could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

REGULATORY AND LEGISLATIVE RISK

  The Company's business is subject to extensive and complex rules and regulations of, and examinations by, various federal, state and local government authorities. These rules and regulations impose obligations and restrictions on the Company's loan originations, credit activities and secured transactions. In addition, these rules limit the interest rates, finance charges and other fees the Company may assess, mandate extensive disclosure to the Company's customers, prohibit discrimination and impose multiple qualification and licensing obligations on the Company. The Company's loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted and are also subject to various federal laws, including the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, the Homeownership and Equity Protection Act of 1994, the Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, the Fair Credit Reporting Act of 1970, the Real Estate Settlement Procedures Act of 1974 and Regulation X promulgated thereunder, the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C promulgated thereunder and the Federal Debt Collection Practices Act, as well as other Federal and State statutes and regulations affecting the Company's activities.

  These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on prospective borrowers, regulate payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to revocation of its mortgage banking license in the states where the Company is licensed and loss of approved status for participation in government sponsored programs (such as the FHA and VA loans), demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions by federal and state governmental agencies. See "Business--Government Regulation."

  Although the Company believes that it has systems and procedures to insure compliance with these requirements and believes that it is currently in compliance in all material respects with applicable federal, state and local laws, rules and regulations, there can be no assurance of full compliance with current laws, rules and regulations or that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance substantially more difficult or expensive. In the event that the Company is unable to comply with such laws or regulations, its business, prospects, financial condition and results of operations may be materially adversely affected.

  Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans, the interest on which may be currently tax deductible, are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, some of the competitive advantage of such loans when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans of the kind offered by the Company.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Although to date, the Company has not re-acquired any properties pursuant to any foreclosure action against any borrowers, it is possible that the Company may, in the future, foreclose on properties securing mortgage loans. The Company has not taken any action in regard to inspections before commitments, obtaining waivers or insurance, to protect the Company from possible environmental liabilities. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property and may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean up costs incurred by such parties in connection with the contamination. Liability under such laws has been interpreted to be joint and several unless the harm is divisible, and there is a reasonable basis for allocation of responsibility. Although the Company has not incurred losses in any material respect as a result of liabilities under environmental laws, there can be no assurance that the Company will not experience such losses in the future.

DEPENDENCE UPON MANAGEMENT

  The Company is dependent upon the personal efforts and abilities of three executive officers, Steven Latessa, the Company's President and Chief Executive Officer, Cary Wolen, the Company's Chief Operating Officer, Secretary and Treasurer, and Jon Blasi, the Company's Chief Operating Officer for the "B/C" Lending Division. The loss of the services of either Messrs. Latessa, Wolen or Blasi could have a materially adverse effect on the Company's business and operations. Messrs. Latessa, Wolen and Blasi have entered into employment agreements with the Company that expire in September 2000. In addition, the Company has obtained a $1 million key man, term life insurance policy on each of the lives of Messrs. Latessa, Wolen and Blasi.

BENEFITS TO AFFILIATED PARTIES

  The Company will use approximately $298,000 (10.2%) of the net proceeds of this Offering to pay an unsecured subordinated debenture held by a corporation owned by Messrs. Latessa, Wolen and the Estate of Anthony Saffotti, a former officer of the Company. In addition, upon completion of this Offering, Messrs. Latessa and Wolen are expected to be released as personal guarantors under the Company's Warehouse Facility and an equipment lease.

  The Company has entered into employment agreements with Steven Latessa, Cary Wolen and Jon P. Blasi. Each of the employment agreements expires on September 30, 2000, unless sooner terminated for death, physical or mental incapacity or cause (which is defined as the uncured refusal to perform, or habitual neglect of, the performance of the officer's duties, willful misconduct, dishonesty or breach of trust which causes the Company to suffer any loss, fine, civil penalty, judgment, claim, damage or expense, a material breach of the employment agreement, or a felony conviction), or terminated by either party with thirty (30) days' written notice, and are automatically renewed for an additional three year term, unless cancelled at least one year prior to expiration of the existing term. Each employment agreement provides that all of such executive's business time be devoted to the Company. In addition, each of the employment agreements also contain: (i) non-competition provisions that preclude each employee from competing with the Company for a period of two years from the date of the termination of his employment of the Company, (ii) non-disclosure and confidentiality provisions that specify that all confidential information developed or made known during the term of employment shall be exclusive property of the Company, and (iii) non-interference provisions whereby, for a period of two years after his termination of employment with the Company, the executive shall not interfere with the Company's relationship with its customers or employees.

  Each of the employment agreements provides that the executive will receive an initial base salary of $150,000 per annum, subject to increases of 4% per year, commencing in 1998. Each of the executives will also be eligible for a bonus of up to 5% of all pre-tax earnings (net income before taxes) of the Company.

  Each of the employment agreements provides that if the executive officer is terminated for reasons other than for cause, the Company will continue to pay his total base salary for the remainder of the term of the employment agreement or one year, whichever is greater.

VOTING CONTROL BY MAJORITY SHAREHOLDERS

  Following the completion of the Company's sale of 1,300,000 shares of Common Stock offered hereby, Steven Latessa, Cary Wolen and Jon Blasi will beneficially own an aggregate of 5,800,000 shares (see "Principal and Selling Shareholders") of the Company's outstanding Common Stock, which will represent approximately 58.3% of the total number of shares of the Company's outstanding Common Stock. As a result of their stock ownership, Messrs. Latessa, Wolen and Blasi will have effective control of the Company, and will continue to have the power to control the election of all of the members of the Company's Board of Directors and to direct the Company's management and policies. Such persons will be able to control all decisions on matters requiring the vote of shareholders, which include the amendment of the Company's Certificate of Incorporation and certain provisions of the By-Laws and the approval of fundamental corporate transactions. See "Principal and Selling Stockholders" and "Description of Securities--Common Stock."

ARBITRARY DETERMINATION OF PUBLIC OFFERING PRICE

  Prior to the Offering there has been a very limited public market for the Common Stock. There can be no assurance that an active trading market will develop, or if developed, be sustained in the Common Stock after the Offering. The price of the Common Stock offered by the Company and the Selling Stockholders was arbitrarily determined, and, because of the limited trading volume, was not based upon the OTCBB's price of stock. The Offering price of the Common Stock by the Company and the Selling Stockholders does not bear any relationship to the Company's asset value, net worth or other established criteria of value. Accordingly, the offering price of the Common Stock may not be indicative of the price that may prevail at any time or from time to time in the public market for the Common Stock following the Offering. See "Price Range of Common Stock" and "Plan of Distribution."

LISTING ON OTCBB; RISK OF APPLICATION OF PENNY STOCK RULES

  The Company's Common Stock is quoted on the OTCBB, a NASD sponsored and operated inter-dealer automated quotation system for equity securities. The Company intends to submit its application for listing on the NASDAQ SmallCap Market in the event that the price of the Common Stock reaches the price required for listing (i.e., $4.00 per share) and the Company meets the other listing requirements of the NASDAQ SmallCap Market; however, no assurance can be given that such listing will be obtained. Accordingly, until the Common Stock is listed on the NASDAQ SmallCap Market, it will continue to be traded on the OTCBB. In the event that the Common Stock is listed on the NASDAQ SmallCap Market, the Board of Governors of the National Association of Securities Dealers, Inc. has established certain maintenance standards for the continued listing of a security on the NASDAQ SmallCap Market, which require, among other things, that an issuer have net tangible assets of at least $2,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the public float be at least $1,000,000; and that there be at least two market makers for the issuer's securities. It is not a condition of the Escrow Agreement and not a condition of closing that the Company will be listed on NASDAQ SmallCap Market. If the Company has not engaged at least two market makers at the time of the closing of the Offering, then it could be denied listing by NASDAQ. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. There can be no assurance that the Company, if it is listed, will continue to satisfy the requirements for maintaining a NASDAQ SmallCap Market listing. If the Common Stock is denied listing or is delisted from the NASDAQ SmallCap Market trading, if any, in the Common Stock would thereafter continue to be conducted in the OTCBB, and it would be more difficult to dispose of, or to obtain as favorable a price for, the Common Stock. Thus, the liquidity of the Common Stock could be impaired not only in the number of shares of Common Stock that could be bought and sold at a given price, but also through delays in the timing of transactions. In addition, there could be a reduction in security analysts' and the news media's coverage of the Company, which could result in lower prices for the Common Stock than might otherwise be attained and in a larger spread between the bid and asked prices for the Common Stock.

  So long as the Common Stock is traded on the OTCBB, the Common Stock is subject to certain penny stock rules promulgated by the Securities and Exchange Commission (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as the Common Stock remains subject to the penny stock rules, investors in the Offering may find it more difficult to sell their shares of Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

  As of December 31, 1997 the pro forma net tangible book value of the Common Stock assuming the merger between Mortgage Plus and CTS had taken place at such date was $0.06 per share. Upon completion of this Offering, assuming 1,300,000 shares of Common Stock are sold, the net pro forma tangible book value would have been approximately $0.35 per share, representing dilution to the public investors of approximately $2.15 or 86.0%. As a result, purchasers of shares in the Offering will incur immediate and substantial dilution. In addition, since the holders of Common Stock have no pre-emptive rights, significant additional dilution may occur. There are 8,750 shares subject to option that have vested and if all of the dilutive securities currently exercisable were to be exercised, there would be no impact on dilution. See "Dilution."

HOLDING COMPANY STRUCTURE

  The Company is a holding company which will conduct all its operations through its wholly-owned subsidiary, Mortgage Plus. All of the capital stock of Mortgage Plus is owned by the Company. Therefore, the Company's rights to participate in the assets of Mortgage Plus upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

DIVIDENDS

  The Company has not paid any cash dividends on its Common Stock since its inception (except that prior to December 31, 1996, Mortgage Plus made S corporation distributions to its then existing stockholders) and does not currently anticipate paying dividends on its Common Stock in the foreseeable future. Since the Company conducts substantially all of its operations through its subsidiary, Mortgage Plus, the Company's ability to pay dividends will be dependent upon the ability of Mortgage Plus to make cash distributions to the Company. The Warehouse Facility (which is with Mortgage Plus) provides that Mortgage Plus may declare and pay dividends provided that the payment of such dividends will not result in a violation of the financial covenants of the Warehouse Facility. See "Dividend Policy."

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the Common Stock may experience fluctuations that are unrelated to the Company's operating performance. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry such as, among other things, interest rate movements. In addition, the Company's financial results are significantly dependent upon the successful completion of the Company's loan sales in the market, and the Company's inability to complete these transactions in a particular quarter may have a material adverse effect on the Company's results of operations for that quarter and could, therefore, negatively impact the price of the Common Stock.

SHARES AVAILABLE FOR FUTURE SALE

  The sale, or availability for sale, of a substantial number of shares of Common Stock in the public market subsequent to this Offering, pursuant to Rule 144 under the Securities Act ("Rule 144") or otherwise, could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the public or private sale of its securities. Except for (i) 1,100,000 shares of Common Stock owned by Selling Stockholders and registered for resale; (ii) a total of 112,714 shares of Common Stock held by the holders of the Company's stock prior to the Merger which may be immediately saleable; and 227,001 shares of Common Stock held by Vertex Industries, Inc. ("Vertex") (a holder of the Company's stock prior to the Merger) which cannot be sold prior to September 3, 1998, a total of 6,956,000 shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act. The availability of Rule 144 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company. In addition, shares issuable upon exercise of options granted under the 1995 Plan, pursuant to Rule 701 under the Securities Act, could be sold publicly commencing 90 days after the Company becomes a reporting company under the Exchange Act. Vertex, has agreed not to, directly or indirectly, issue, offer, agree to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute, or otherwise dispose of, or encumber any of its 227,001 shares of Common Stock or options, rights, warrants, or other securities convertible into, or exercisable or exchangeable for, or evidencing any right to purchase or subscribe for, shares of Common Stock, whether or not beneficially owned by such person, or any beneficial interest therein for a period of 6 months from the date of this Prospectus.

  There are 270,000 options, of which there are a total of 8,750 options that are currently exercisable. Additionally, there are currently 888,888 warrants outstanding, which are held by FC Capital Corporation and have registration or piggyback rights as follows: At any time commencing one year after the Offering, if the Company proposes to register any of its securities under the 1933 Act for its own account for sale for cash (other than a registration on Form S-4 or Form S-8, or any successor or similar forms), it will each such time promptly give written notice to the Holder. Upon the written request of the Holder made within 15 days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Company will use its reasonable efforts to effect the registration under the 1933 Act of all Registrable Securities which the Company has been required to register by the Holder in accordance with the intended methods of distribution specified in such request; provided that (i) if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company determines for any reason not to register such securities, the Company may, at its election give written notice of such determination to the Holder and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration, and (ii) in case of a determination by the Company to delay registration of its securities, the Company will be permitted to delay the registration of Registrable Securities for the same period as the delay in registering such other securities.

  Pursuant to an agreement dated May 1, 1998, (the "Saffiotti Agreement"), the Estate of Anthony Saffiotti (the "Estate") has one demand registration right for a period commencing one (1) year after the date of the Saffiotti Agreement, but not later than three (3) years from such date. Under the Saffiotti Agreement, the Estate may compel the Company, upon written request, and so long as the Estate owns at least fifty (50%) percent of the shares of the Common Stock of the Company held on the date hereof, to prepare and file with the Commission a registration statement covering the registrable securities which are the subject of such request.

                                USE OF PROCEEDS

  After deducting the estimated expenses of this offering, the net proceeds for the sale by the Company of the Common Stock offered hereby are estimated to be approximately $2,925,000

  The following table sets forth the Company's anticipated use of proceeds:

                                                                  1,300,000
                                                                COMMON STOCK
                                                               ---------------
     Gross Proceeds........................................... 3,250,000  (100%)
     Less: Offering Expenses..................................   325,000    10%
                                                               --------- -----
     Net Proceeds............................................. 2,925,000   (90%)
                                                               ========= =====
     Use of Proceeds:
       Fund Mortgage Loans....................................   448,500 (13.8%)
       Expand Branch Network..................................   282,750  (8.7%)
       Expand Mortgage Banking Operations in Puerto Rico......   279,500  (8.6%)
       Telemarketing: Advertising.............................   279,500  (8.6%)
       Upgrade Information Systems............................    81,250  (2.5%)
       Repay Indebtedness.....................................   910,000   (28%)
       Working Capital(1).....................................   643,500 (19.8%)
                                                               --------- -----
         Total Use of Proceeds................................ 2,925,000   (90%)
                                                               ========= =====

--------
(1) The Company anticipates using Working Capital for general corporate purposes, which may include strategic alliances and/or acquisitions, loan product development and general marketing expenses.

  The indebtedness to be repaid with a portion of the proceeds consists of an aggregate principal amount of $878,000 subordinated debentures, with an interest rate of 14% per year. Of this amount, $778,000 principal amount of the debentures, plus interest, is payable to a corporation owned by Steven Latessa, Cary Wolen and the Estate of Anthony Saffiotti. In addition, personal guarantees of Messrs. Latessa and Wolen under the Company's Warehouse Facility and an equipment lease are expected to be released upon consummation of this Offering.

  The Company is dependent upon the proceeds of this Offering of 1,300,000 shares to implement its business strategy and finance its working capital requirements. Based on the Company's currently proposed plans and assumptions relating to the implementation of its business strategy, the Company anticipates that the net proceeds of this Offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this Offering. In the event that the Company's plans change or its assumptions prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise) or the proceeds of this Offering otherwise prove to be insufficient to fund the implementation of the Company's business strategy and working capital requirements, the Company could be required to seek additional financing. Exact application of the net proceeds and timing of use will vary depending upon numerous factors, including market and competitive issues. Due to the number and variability of factors that may effect the Company's use of the net proceeds, the Company will retain significant discretion over the actual application of the net proceeds. Accordingly, there can be no assurance that actual application will not vary substantially from the Company's current expectation.

  Pending use for the purposes specified above or otherwise, the net proceeds received by the Company in the Offering may be invested in short-term, investment grade, interest bearing securities.

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on its Common Stock since its inception (except that prior to December 31, 1996, Mortgage Plus made S corporation distributions to its then existing stockholders) and does not currently anticipate paying dividends on its Common Stock in the foreseeable future. Since the Company conducts substantially all of its operations through its subsidiary, Mortgage Plus, the Company's ability to pay dividends is also dependent upon the ability of Mortgage Plus to make cash distributions to the Company. The Warehouse Facility (which is with Mortgage Plus) provides that Mortgage Plus may declare and pay dividends provided that the payment of such dividends will not result in a violation of the financial covenants of the Warehouse Facility.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock, prior to the Merger, has been listed on the OTCBB under the symbol "CPTT". Since at least January 1, 1997, there has been limited trading in the Common Stock. As a result, prices reported for the Common Stock $.01 to $.02 reflect the relative lack of liquidity. Since March 5, 1998, the volume of trading of the Company's Common Stock (which is now traded on the OTCBB under the symbol "MPEH") has been 19,300 shares, with one trade (100 shares) at a price of $.25 per share and trades for a total of 19,200 shares of Common Stock at prices that average approximately $2.50 per share.

  As of March 1, 1998 there were approximately 745 stockholders of record of the Company's Common Stock.

                                   DILUTION

  As of December 31, 1997, the Company had a net pro forma tangible book value after giving effect to the merger of approximately $476,350 (or $0.06 per share). Net tangible book value equals the tangible net worth of the Company (tangible assets less total liabilities) divided by the aggregate number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 1,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $2.50 per share and the assumed offering costs of $325,000, the pro forma net tangible book value of the Company as of December 31, 1997, would be approximately $3,401,350 (or $0.35 per share). This represents an immediate increase in pro forma net tangible book value of $0.29 per share to current stockholders and an immediate dilution of $2.15 per share to new investors. There are 8,750 shares subject to option that have vested, and if all of the dilutive securities currently exercisable were to be exercised, there would be no impact on dilution. The following table illustrates this per share dilution:

   Assumed initial public offering price...........................       $2.50
     Net tangible book value before offering....................... $0.06
     Increase attributable to new investors........................  0.29
                                                                    -----
   Pro forma net tangible book value after offering................        0.35
                                                                          -----
   Dilution to new investors.......................................       $2.15
                                                                          =====

  The following table sets forth, as of December 31, 1997, adjusted for the 338,142 shares of Common Stock issued in connection with the Merger in March 1998, the difference between the existing stockholders of the Company and the new investors with respect to the aggregate number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average cash price per share paid:

                                                    TOTAL CASH
                             SHARES PURCHASED   CONSIDERATION PAID   AVERAGE
                             -----------------  ------------------  CASH PRICE ---
                              NUMBER   PERCENT    AMOUNT   PERCENT  PER SHARE
                             --------- -------  ---------- -------  ----------
Existing stockholders....... 8,394,142   86.6%  $1,056,000   24.5%    $0.13
New Investors............... 1,300,000   13.4%  $3,250,000   75.5%    $2.50
                             --------- ------   ---------- ------
    Total................... 9,694,142 100.00%  $4,036,000 100.00%
                             ========= ======   ========== ======

                                CAPITALIZATION

  The following table sets forth the debt and capitalization of the Company as of December 31, 1997 pro forma giving effect to the merger and as adjusted to give effect to the sale by the Company of 1,300,000 shares of Common Stock at an assumed public offering price of $2.50 per share, and the application by the Company of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                  DECEMBER 31, 1997
                                         --------------------------------------
                                                                        AS
                                           ACTUAL     PRO FORMA(1)  ADJUSTED(2)
                                         -----------  ------------  -----------
Debt:
 Warehouse lines of credit.............. $10,532,994  $10,532,994   $10,532,994
 Subordinated debt......................     878,000      878,000           --
 Notes payable..........................   1,241,652    1,241,652     1,241,652
 Obligation under capital lease.........     193,184      193,184       193,184
                                         -----------  -----------   -----------
Total Debt.............................. $12,845,830  $12,845,830   $11,967,830
Stockholders' equity:
 Common stock, $.01 par value,
  15,000,000 shares authorized,
  8,056,000 shares outstanding actual,
  8,394,142 shares outstanding pro forma
  and 9,694,142 shares outstanding, as
  adjusted..............................       8,056        8,394         9,694
 Additional paid-in-capital.............     664,227      666,941     3,590,641
 Accumulated deficit....................     (76,702)     (76,702)      (76,702)
                                         -----------  -----------   -----------
 Total stockholders' equity.............     595,581      598,633     3,523,633
                                         -----------  -----------   -----------
    Total capitalization................ $13,441,411  $13,444,463   $15,491,463
                                         ===========  ===========   ===========

--------
(1) Adjusted to give affect to the acquisition of CTS on March 5, 1998.

(2) Adjusted for the sale of 1,300,000 shares of Common Stock and application of the estimated net proceeds therefrom as described under "Use of Proceeds."
(3) See "Description of Securities" for description of the relative rights of the Common Stock.

                            SELECTED FINANCIAL DATA

  The selected financial data presented below under the caption "Statement of Operations Data" and "Balance Sheet Data" for and as of December 31, 1997 and for each of the years in the two year period then ended are derived from the financial statements of the Company appearing elsewhere herein. The information set forth below should be read in conjunction with such financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data presented below (other than the operating Statistics) as of December 31, 1997 and for each of the years in the two year period then ended has been derived from audited financial statements.

                                                      YEAR ENDED DECEMBER 31
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
STATEMENT OF OPERATIONS DATA:
Revenue............................................. $  5,970,675  $  8,000,587
Commissions, wages and benefits.....................    3,715,169     5,549,795
Selling and administrative..........................    1,770,894     2,567,371
Interest expense....................................      707,952       967,123
Net Loss (Pro forma for 1996).......................     (190,340)      (76,702)
Net Loss Per Share (Pro forma for 1996).............         (.03)         (.01)
Weighted Average Number of Shares Outstanding.......    7,002,732     8,025,315
OPERATING STATISTICS:
Mortgage originations
  Conventional...................................... $ 48,102,840  $ 47,428,400
  FHA/VA............................................   24,810,101    33,324,400
  Sub-Prime.........................................   35,290,148    52,748,500
                                                     ------------  ------------
    Total........................................... $108,203,089  $133,501,300
Number of Loans.....................................        1,073         1,585
Average Principal Balance........................... $    100,841        84,228

                                                        AS OF  DECEMBER 31, 1997
                                                        ------------------------
BALANCE SHEET DATA:
Mortgage loans held for sale...........................       $ 6,300,764
Total assets...........................................        16,216,833
Borrowings.............................................        12,845,830
Stockholders' equity...................................           595,581

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the preceding Selected Financial Data and the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus.

GENERAL

  Overview. The Company's revenues are generated from the fees it charges borrowers on the origination of mortgage loans, the premiums paid by institutional investors when they purchase the loans from the Company and interest earned during the period (generally less than 30 days) the loan is held for sale to institutional investors. The fees charged by the Company to its borrowers in connection with the origination of the loans and the premium on sales of loans to third parties, less transaction costs associated with origination of the loans, are categorized as mortgage origination revenue and are recognized when the loans are sold. The Company sells all of its mortgage loans (together with servicing rights) to institutional investors, usually on a non-recourse basis, in most instances within 30 days of origination. By selling its mortgages to institutional investors on a "servicing-released" basis, the Company avoids the administrative and collection expenses of managing a servicing portfolio, and is not faced with foreclosures, delinquencies and re-acquiring and disposing of residential real estate. The Company does not sell mortgage loans in "securitization" transactions, but rather sells loans to financial institutions, either on a pooled or individual "whole-loan" basis, at fixed prices on a non-recourse basis.

MORTGAGE ORIGINATIONS

  The following table summarizes the Company's mortgage loan originations for the periods shown.

                                            YEAR ENDED DECEMBER 31,
                               -------------------------------------------------
                                  1994        1995         1996         1997
                               ----------- ----------- ------------ ------------
CONVENTIONAL LOANS:
 Volume....................... $43,293,573 $48,366,929 $ 48,102,840 $ 47,428,400
 Percentage of total volume...      100.0%       83.4%        44.5%        35.5%
FHA/VA LOANS:
 Volume.......................         --  $ 5,323,313 $ 24,810,101 $ 33,324,400
 Percentage of total volume...         --         9.2%        22.9%        25.0%
SUB-PRIME LOANS:
 Volume.......................         --  $ 4,284,375 $ 35,290,148 $ 52,748,500
 Percentage of total volume...         --         7.4%        32.6%        39.5%
TOTAL LOANS:
 Volume....................... $43,293,573 $57,974,617 $108,203,089 $133,501,300
 Number of Loans..............         329         503        1,073        1,585
 Average Loan Size............ $   131,591 $   115,257 $    100,841 $     84,228

  The Company increased its mortgage loan origination volume to $133.5 million during 1997 from $108.2 million during 1996, an increase of 23.4%. This increase in mortgage loan origination volume was primarily due to the expansion of the Company's Missouri operations, which accounted for $48.6 million of mortgage originations in 1997 compared to $27.6 million in 1996 and the growth in most areas where the Company does business of "B/C" and FHA/VA loan originations.

  For the year ended December 31, 1996 and for the year ended December 31, 1997, the Company sold 59% and 84%, respectively, of the mortgage loans it originated (by volume) to three institutional investors and 5 institutional investors, respectively. Three of the investors in each of these periods were the same.

 Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996.

  Total revenues increased $2.0 million, or 33.3%, to $8.0 million for the year ended December 31, 1997 from $6.0 million for the year ended December 31, 1996. During the same period, the Company's total expenses increased $2.9 million, or 46.8%, to $9.1 million from $6.2 million. In addition in 1997 the Company recognized other income of $1,000,000.00 resulting from proceeds to be received from an officer's life insurance policy. The Company's net loss decreased by 65.7% from $223,000 ($.03 per share) for the year ended December 31, 1996 to $76,702 ($.01 per share) for the year ended December 31, 1997. The Company incurred large expenses in both 1997 and 1996 related to the expansion of its Branch Network and the introduction of "B/C" credit-rated mortgage loans. These activities and related expenses were the primary contributor to the Company's losses in 1997 and 1996.

  Revenues. The following table sets forth the components of the Company's revenues for the periods shown.

                                            YEAR ENDED DECEMBER
                                                    31,
                                           ---------------------
                                              1996       1997
                                           ---------- ----------
       Revenues:
        Mortgage origination.............  $5,307,353 $7,147,183
        Interest earned..................     663,322    860,424
                                           ---------- ----------
           Total Revenues................  $5,970,675 $8,007,607
                                           ========== ==========

  Mortgage origination revenue increased $1.8 million, or 34.0% to $7.1 million for the year ended December 31, 1997 from $5.3 million for the year ended December 31, 1996. The increase primarily attributable to substantial increases in "B/C" and FHA/VA mortgage originations during the 1997 period.

  Interest earned increased $197,000, or 29.7%, to $860,000 for the year ended December 31, 1997 from $663,000 for the year ended December 31, 1996. The increase in interest earned was primarily due to a higher average balance of loans held for sale throughout the year ended December 31, 1997 which resulted from the increased loan origination value during such period, and a higher balance of loans held for sale at the beginning of such period as compared to the corresponding period in 1996.

  Expenses. The following table sets forth the components of the Company's expenses for the periods shown.

                                           YEARS ENDED DECEMBER
                                                    31,
                                           ---------------------
                                              1996       1997
                                           ---------- ----------
       Expenses:
        Commissions, wages and benefits..  $3,715,169 $5,549,795
        Selling and administrative.......   1,770,894  2,567,371
        Interest expense.................     707,952    967,123
                                           ---------- ----------
           Total Expenses................  $6,194,015 $9,084,289
                                           ========== ==========

  Commissions, wages and benefits increased $1.8 million, or 48.6%, to $5.5 million for the year ended December 31, 1997 from $3.7 million for the year ended December 31, 1996. The increase in commissions, wages and benefits was primarily due to an increase in sales staff and administrative personnel required to process the increased volume of mortgage loan originations. As of December 31, 1997, the Company had 127 employees as compared to 103 employees as of December 31, 1996. Included within commissions, wages and benefits for the year ended December 31, 1997 was $417,000 attributable to new branch start-up expenses, as compared to $331,000 in new branch start-up expenses for the year ended December 31, 1996. During the year ended December 31, 1997, the Company opened three new branches, including one in Missouri, one in Connecticut and one in Arkansas, compared to five new branches in the year ended December 31, 1996, including two in New York, two in Missouri and one in Puerto Rico. As a percentage of revenue, commissions and benefits represent 62.2% and 69.3% for the years ended December 31, 1996 and 1997, respectively.

  Selling and administrative expenses, which consist of occupancy, marketing supplies, selling and other expenses, increased $800,000, or 44.4%, to $2.6 million for the year ended December 31, 1997 from $1.8 million for the year ended December 31, 1996. Included within selling and administrative expenses for the years ended December 31, 1997 was $237,000 attributable to new branch start up expenses, as compared to $225,000 for the year ended December 31, 1996. As a percentage of revenue, selling and administrative expense represented 29.7% and 32.1% for the years ended December 31, 1996 and 1997, respectively.

  Interest expense increased $259,000 or 36.6%, to $967,000 for the year ended December 31, 1997 from $708,000 for the year ended December 31, 1996. The increase in interest expense was attributable to the interest costs and borrowing by the Company to fund the higher balance of loans originated during the year ended December 31, 1997 and higher average balances of loans held for sale and amounts due from investors during 1997. As a percentage of revenue, interest expense represented 11.9% and 12.1% for the years ended December 31, 1996 and 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary operating cash requirements include the funding or payment of: (i) loan originations; (ii) interest expense incurred on borrowings under its Warehouse Facility; (iii) capital expenditures; (iv) personnel and commission costs; and (v) other operating and administrative expenses. The Company generates cash flow from fees received from its borrowers for mortgage originations, the sale of mortgage loans into the secondary market and interest income on loans held for sale.

  Since July, 1993, the Company has maintained the Warehouse Facility with a commercial bank. This credit facility expires on July 31, 1998 and is generally renewable on an annual basis. On April 28, 1998, in connection with the lender's waiver of default of certain covenants as of December 31, 1997, the lender reduced the warehouse line of credit from $12 million to $10 million and extended the expiration date to July 31, 1998. All borrowings under the Warehouse Facility are secured by the mortgage loans originated by the Company through this facility. The Warehouse Facility is guaranteed by Steven Latessa and Cary Wolen. The Company is required to comply with various operating and financial covenants as defined in the Warehouse Facility including, but not limited to, maintenance of certain financial ratios and minimum tangible net worth. The Company has received a waiver from the commercial bank of the minimum tangible net worth requirement as of December 31, 1996 and a modification for future periods which allows the Company to include its subordinated debt in the calculation of tangible net worth. The continued availability of funds provided under the Warehouse Facility is subject to the Company's compliance with the modified covenants. The Company expects to renew or replace the Warehouse Facility when the current term expires. The Company has obtained an additional Warehouse Facility, with a maximum borrowing limit of $5 million, as of March 20, 1998.

  On October 7, 1996 the Company entered into a Mortgage Loan Warehousing and Security Agreement with another commercial bank. This credit facility was for a maximum borrowing limit of $6 million. All borrowings under this credit facility were secured by the mortgage loans originated by the Company through this facility. The Mortgage Loan Warehousing and Security Agreement was guaranteed by Messrs. Latessa and Wolen. The Company was required to comply with various operating and financial covenants as defined in the Mortgage Loan Warehousing and Security Agreement including, but not limited to, maintenance of certain financial ratios and a minimum tangible net worth. As with the Warehouse Facility, the Company was not in compliance with the net worth covenant at December 31, 1996. The commercial bank notified the Company on May 16, 1997 that new loans would not be added to this warehouse line of credit subsequent to June 15, 1997 and that this warehouse line of credit could not be utilized subsequent to August 15, 1997. The Company has repaid all amounts under this credit facility. The Company does not believe the unavailability of this warehouse line of credit has had an impact on the Company's ability to originate and sell mortgage loans due to the amount of credit available under the $12 million Warehouse Facility. See "Risk Factors--Dependence on Warehouse Financing; Prior Default under Warehouse Financing."

  In December, 1997, the Company and FC Capital Corporation ("FC Corp.") entered into an agreement (the "Term Loan Agreement") pursuant to which the Company borrowed $1,500,000 (which, together with interest, is called the "Borrowed Amount") based upon the Company's commitment to repay the Borrowed Amount, on a monthly basis beginning in February, 1998, at the greater of either $100,000 or 50% of the income generated from the Company's sale to FC Corp. (or its designated affiliate) of qualified mortgage loans. To secure the Company's repayment of the Borrowed Amount, the Company granted FC Corp. a security interest in all its assets, subject to the prior interest of the Warehouse Facility in certain mortgage loans. In addition to the Term Loan Agreement, FC Corp. loaned $250,000 to the Company pursuant to a Working Capital Financing Agreement, which amount, together with interest thereon, is due and payable on the first anniversary of the Company's borrowing under the Working Capital Financing Agreement.

  The Company's business requires continual access to short-term sources of funds. While management believes that it has sufficient funds to finance its operations and that it will be able to refinance or otherwise repay its debt in the normal course of business, there can be no assurance that the Warehouse Facility can be extended or that funds generated from operations will be sufficient to satisfy such obligations. Future financing may involve the issuance of debt or equity securities. The Company's cash requirements may be significantly influenced by possible acquisitions or strategic alliances, although no particular acquisition or strategic alliance has been agreed upon or become the subject of any letter of intent or agreement in principle.

  In 1997, the Company borrowed $878,000, of which $778,000 was borrowed from SWL, Inc., a corporation controlled by Messrs. Latessa, Wolen and the Estate of Anthony Saffiotti. The borrowings were in the form of unsecured subordinated debentures bearing interest rates ranging from 9% to 14% per year, payable quarterly in arrears, with the final payment due on March 31, 1998. These loans were made for general working capital purposes. The Company intends to use approximately $910,000 of the proceeds of this Offering to repay these loans, with accrued interest.

  In December 1996, the Company sold an aggregate of 1,000,000 shares of its Common Stock at $1.00 per share, of which 900,000 shares were sold to Melville Ventures & Associates, L.P., an investment partnership, and 100,000 shares were sold to two additional investors.

  In November, 1997, upon the death of Anthony Saffiotti ("Saffiotti"), a stockholder who owned 1,620,220 shares of the Company's Common Stock, the Company became obligated to purchase from Saffiotti (through his estate) and the estate of Saffiotti became obligated to sell to the Company, all 1,620,220 shares of Common Stock at book value, which, at December 31, 1997, was $.055 per share (approximately $89,112). Pursuant to an agreement dated May 1, 1998, the estate of Anthony Saffiotti has waived its rights under the Shareholders Agreement. (See "Certain Transactions.")

  The Company may be able to increase its production of mortgage loan originations through, among other things, increased advertising and promotion, expanded telemarketing capabilities and continued expansion into new markets. This possible increase in mortgage loan originations is expected to be funded by additional borrowings under the Warehouse Facility and, if available, one or more other borrowing arrangements which the Company believes might be available to it following the Offering. To the extent that additional borrowings under the Warehouse Facility or other arrangements are not available on satisfactory terms, the Company will explore alternative means of financing, including raising capital through additional offerings of securities.

                                   BUSINESS

GENERAL

  The Company, through its wholly owned subsidiary, Mortgage Plus, is a full service retail mortgage banking company providing a broad range of residential Mortgage Products (including first mortgages, home equity loans and second mortgages) to (i) prime, or "A" credit borrowers who qualify for conventional mortgages (including loans which conform to the standards of certain institutional investors, such as Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC")), (ii) borrowers who are classified as sub-prime, or "B/C" credit, borrowers, and (iii) borrowers who qualify for mortgages insured by the Federal Housing Administration ("FHA") or guaranteed by the Veterans Administration ("VA"). The Company is headquartered in Long Island, New York and has a total of 15 retail branches (the "Branch Network") in nine states, including Arkansas (1), Connecticut (1), Florida (1), Illinois (1), Missouri (3), New Jersey (1), New York (4) and Cleveland (1), and the Commonwealth of Puerto Rico (1). The Company is also a licensed mortgage banking company in seven additional states and anticipates becoming licensed in 11 additional states during the first quarter of 1998.

  From the Company's inception in 1987 until mid-1994, the Company operated as a licensed mortgage broker, principally in New York. Since obtaining its mortgage banking license in New York in 1994, the Company has grown significantly, originating $43.3 million, $58.0 million, $108.2 million and
133.5 million of mortgage loans for the years ended December 31, 1994, 1995, 1996 and 1997, respectively. This growth has been due primarily to the Company's expansion into additional geographic markets, the Company's focus, since mid-1996, on mortgage products for "B/C" credit-rated borrowers and a substantial increase in loans to FHA/VA borrowers. The Company's "B/C" and FHA/VA loan volume has grown steadily since 1995, with loans to "B/C" borrowers accounting for 39.5%, of the Company's total loan origination volume for the year ended December 31, 1997, compared to 7.4% for the year ended December 31, 1995, and loans to FHA/VA borrowers accounting for 25.0% of the Company's total loan origination volume for the year ended December 31, 1997, compared to 9.2% for the year ended December 31, 1995.

  The Company is an active originator of prime, sub-prime and FHA/VA residential first mortgages in its markets to individual borrowers on a retail basis. Loan officers within the Branch Network deal directly with mortgage customers who are initially identified through telemarketing operations, advertising, direct mail, promotional materials and educational seminars or who are referred by local real estate agents, builders, accountants, financial planners, attorneys and mortgage brokers.

  The growth of the Company's mortgage lending to "B/C" credit borrowers reflects (i) the Company's focus on such customers since mid-1996, (ii) the Company's prompt and responsive service to its customers, (iii) the demand for sub-prime mortgage products, (iv) the availability to the Company of capital for these mortgage banking products in the form of warehouse lines of credit, and (v) the development, on an industry-wide basis, of a large secondary market of institutional investors who compete to purchase mortgages from the Company and other mortgager originators. Most "B/C" credit borrowers have impaired credit, although "B/C" credit borrowers also include individuals whose credit histories are not adverse but are seeking an expedited mortgage process or persons such as the self-employed, who have difficulty verifying their income. The Company expects that "B/C" credit-rated loans will become an even greater portion of its total loan originations since such loans, have generated greater revenue to the Company than "A" credit-rated loans. Furthermore, the Company believes that the demand for loans by "B/C" credit borrowers is less sensitive to general levels of interest rates or home sales and therefore less cyclical than demand for loans by "A" credit-rated borrowers. Nevertheless, the Company's "B/C" mortgage lending activities are subject to significant risks, including risks related to the competition from an increasing number of lenders who are also seeking "B/C" credit borrowers (see "Risk Factors--Competition"), and the risks associated with lending to credit impaired borrowers (see "Risk Factors--Risks of Loan Delinquencies and Defaults").

  For the year ended December 31, 1997, the Company had revenues of $8.0 million, compared to $6.0 million for the year ended December 31, 1996 and $3.0 million for the year ended 1995. The Company's revenues are generated from the fees it charges borrowers on the origination of mortgage loans, the premiums paid by institutional investors when they purchase the loans from the Company and interest earned during the period (generally less than 30 days) the loans are held for sale to institutional investors. The Company does not sell mortgage loans in "securitization" transactions, but rather sells loans either on an individual "whole loan" basis or pooled in groups to financial institutions at fixed prices, usually on a non-recourse basis for a cash premium. The Company sells its mortgages to institutional investors on a "servicing-released" basis, i.e. the purchaser assumes the obligations of servicing, the loan and thereby avoids the administrative expenses of managing a servicing portfolio, and the associated foreclosures, delinquencies and resale of residential real estate.

GROWTH STRATEGY

  The Company's growth strategy includes the following elements:

  . Increasing mortgage originations to sub-prime borrowers through recruiting experienced loan officers, increasing telemarketing and direct mail to target audiences;

  . Expanding the Company's operations in the Commonwealth of Puerto Rico through developing strategic alliances with financial institutions and mortgage bankers and brokers; and

  . Expanding the Company's geographic coverage for mortgage originations generally, through additions to the Branch Network, through developing strategic alliances with financial institutions, mortgage bankers and brokers and possible acquisitions.

PRODUCTS AND SERVICES

  The Company offers, through its Branch Network currently consisting of 15 offices, a broad array of mortgage products to "A" credit-rated borrowers, the borrower who can qualify for an FHA/VA mortgage, or individuals seeking home mortgages who are classified as "B/C" credit-rated, or sub-prime, borrowers. The Company's mortgage products include fixed rate and adjustable rate loans for the purchase and/or refinancing of residential properties.

  Loan Originations to Borrowers. The Company's mortgage products are designed to respond to consumer needs and competitive factors as well as the requirements mandated by prospective purchasers of these loans. These products include fixed-rate 15-year and 30-year mortgages offered in several formats. The Company also offers various adjustable rate mortgages ("ARMS"), including loans with balloon payments and various amortization schedules. Accordingly, some loans may have relatively short maturity dates (such as five or seven years) with longer amortization schedules (such as 25 to 30 years). Applicants have a choice of electing to "lock-in" their interest rates as of the application date or thereafter or to accept a prevailing interest rate at closing. A prevailing interest rate is subject to change in accordance with market interest rate fluctuations and is set by the Company three to five days prior to closing.

  The Company's mortgage products are tailored (with varying down payment requirements, loan-to-value ratios ("LTV") and interest rates) based upon the borrower's particular credit classification and the borrower's willingness or ability to meet varying income documentation standards. These document standards include the full income documentation program pursuant to which a prospective borrower's income is evaluated based on tax returns, W-2 forms and pay stubs; the limited income documentation program pursuant to which a prospective borrower's income is evaluated based on bank statements and profit and loss statements; the stated income program pursuant to which a prospective borrower's employment, rather than income, is verified; or the no ratio loan program pursuant to which a prospective borrower's credit history and collateral values, rather than income or employment, are verified. These loan variations give the Company the flexibility to loan funds to a wider range of borrowers.

  Mortgages Insured or Guaranteed by Government Agencies. The Company has been designated by the U.S. Department of Housing and Urban Development ("HUD") as a direct endorser of loans insured by the

FHA and an automatic endorser of loans partially guaranteed by the VA, and can offer FHA or VA mortgages to qualified borrowers. As a direct or automatic endorser, the Company can originate loans insured or guaranteed by those agencies without prior approval. Generally, FHA and VA mortgages are available to borrowers with low/middle incomes and impaired credit classifications for properties within a specific price range. FHA mortgages must be underwritten within specific governmental guidelines, which include income verification, borrower asset, borrower credit worthiness, property value and property condition. Because these guidelines require that borrowers seeking FHA-insured mortgages submit more extensive documentation and the Company perform a more detailed underwriting of the mortgage than prime credit mortgages, the Company's origination fees for these mortgages are generally higher than a comparable sized mortgage from a prime credit-rated borrower. FHA/VA loans are available on terms of fifteen or thirty years.

  The Company also offers Title I home improvement loans, representing loans to homeowners, a portion of which is guaranteed by the FHA, for the purpose of certain pre-qualified home improvements.

  FNMA/FHLMC Mortgages. The Company offers mortgage products that conform to the underwriting guidelines of FNMA and FHLMC. Although the Company does not currently sell these mortgages directly to FNMA and FHLMC, the Company attempts to conform substantially all of the conventional loans which it originates to their guidelines because they are readily marketable to institutional investors.

 Sales of Mortgage Loans

  The Company follows a strategy of selling for cash, generally within 30 days following the date of a mortgage origination, all of the loans it originates (and related servicing rights) to institutional investors, usually on a non-recourse basis. This strategy allows the Company to (i) generate cash revenues (which includes, in most cases, a premium over the face amount of the loans to be sold), (ii) reduce the Company's exposure to interest rate fluctuations, and (iii) substantially reduce any potential expense or loss in the event the loan goes into default after the first month of its origination. The non-recourse nature of the Company's loan sales does not, however, entirely eliminate the Company's default risk since the Company may be required to repurchase a loan from the investor or indemnify an investor if the borrower fails to makes its first mortgage payment or if the loan goes into default and the Company is found to be negligent in uncovering fraud in connection with the loan origination process.

SPECIFIC CLASSIFICATIONS OF VARIOUS MORTGAGE LOANS

  Mortgage loans are classified by the Company according to a number of factors related to the borrower and to the underlying property to be financed. These factors are based on government, industry and institutional standards and experience, and are widely employed by mortgage lenders as well as mortgage investors in the secondary trading market. Government agencies classify mortgage loans in order to assess those which qualify for certain government-sponsored programs and enable purchasers of mortgages to resell them in the form of asset-backed securities. These classifications help create and maintain a substantial liquid secondary market for these financial assets. This liquidity in turn ensures that lenders and borrowers will be able to access the mortgage market.

  The Company's underwriters follow guidelines established by various government agencies and institutional investors. Loan applications are classified according to certain characteristics such as collateral, loan size, various debt ratios, LTV, credit history and term of the loan. Loan applicants with less than favorable credit ratings may be offered loans with higher interest rates, lower LTV ratios, and higher origination fees than applicants with more favorable credit ratings. These higher fees reflect the somewhat higher risks associated with these loans.

  The Company has established classifications with respect to the credit profiles of loans to sub-prime borrowers based on certain of the applicant's characteristics. Each applicant for a sub-prime loan is placed into one of three letter credit risk categories, credit grade "A" through "C." Ratings are based upon a number of factors, including the applicant's credit history, the value of the property and the applicant's employment status, and are subject to the discretion of the Company's underwriting staff. Terms of loans made by the Company, as well as the maximum LTV and debt service-to-income coverage (calculated by dividing fixed monthly debt payments by gross monthly income), vary depending upon the classification of the borrower. Borrowers with lower credit ratings generally pay higher interest rates and loan origination fees.

  The general criteria currently used by the Company's underwriting staff in classifying "B/C" credit-rated loan applicants are as set forth below.

                  UNDERWRITING CRITERIA FOR SUB-PRIME LENDING


                               "A" RISK              "B" RISK               "C" RISK
                               --------              --------               --------
General Repayment.......  Has repaid          Has generally repaid   May have experienced
                          installment or      installment or credit  significant past
                          revolving debt      problems               credit problems
Existing mortgage loans.  Current at          Current at             May not be current at
                          application time    application time and   application time and
                          and a maximum of    a maximum of three     a maximum of four 30-
                          two 30-day late     30-day late payments   day late payments and
                          payments in the     in the last 12 months  one 60-day late
                          last 12 months                             payment in the last
                                                                     12 months
Non-mortgage credit.....  Minor derogatory    Some prior defaults    Significant prior
                          items allowed with  allowed but major      delinquencies may
                          a letter of         credit or installment  have occurred, but
                          explanation; no     debt paid as agreed    major credit or
                          open collection     may offset some        installment debt paid
                          accounts or charge- delinquency; open      as agreed may offset
                          offs, judgments or  charge-offs,           some delinquency
                          liens               judgments or liens     obligations in the
                                              are permitted on a     future
                                              case-by-case basis
Bankruptcy filings......  Discharged more     Discharged more than   Discharged more than
                          than four years     two years prior to     one year prior to
                          prior to closing    closing and credit     closing and credit
                          and credit          reestablished          reestablished
                          reestablished
Debt service-to-income    Generally 38% or    Generally 45% or less  Generally 50% or less
 ratio..................  less
Maximum loan-to-value
ratio:
Owner-occupied..........  Generally 80% (or   Generally 80% (or      Generally 75% (or 80%
                          90%*) for a one-to  85%*) for a one-to     for first liens*) for
                          two-family          two-family residence   a one-to two-family
                          residence; 75% for                         residence; 65% for a
                          a condominium                              condominium; 60% for
                                                                     a three-to four-
                                                                     family residence
Non-owner-occupied......  Generally 70% for a Generally 70% for a    Generally 60% for a
                          one-to four-family  one-to two-family      one-to two-family
                          residence           residence              residence

--------
* On an exceptional basis

  The Company uses the foregoing credit grading criteria as guidelines only. On a case-by-case basis, the Company may determine that the prospective borrower warrants an exception. Exceptions may generally be allowed if the application reflects certain compensating factors such as loan-to-value ratio, debt ratio, length of employment and other factors. For example, a higher debt ratio may be acceptable with a lower loan-to-value ratio. Accordingly, the Company may classify in a more favorable credit grade category certain mortgage loans that, in the absence of such compensating factors, would satisfy only the criteria of a less favorable risk category.

MORTGAGE ORIGINATION

  The following table shows mortgage loan origination volume by type of loan for each of the four years ended December 31, 1994, 1995, 1996 and 1997.

                                           YEAR ENDED DECEMBER 31,
                              -------------------------------------------------
                                 1994        1995         1996         1997
                              ----------- ----------- ------------ ------------
CONVENTIONAL LOANS:
  Volume..................... $43,293,573 $48,366,929 $ 48,102,840 $ 47,428,400
  Percentage of total volume.      100.0%       83.4%        44.5%       35.55%
FHA/VA LOANS:
  Volume.....................         --  $ 5,323,313 $ 24,810,101 $ 33,324,400
  Percentage of total volume.         --         9.2%        22.9%        25.0%
SUB-PRIME LOANS:
  Volume.....................         --  $ 4,284,375 $ 35,290,148 $ 52,748,500
  Percentage of total volume.         --         7.4%        32.6%        39.5%
TOTAL LOANS:
  Volume..................... $43,293,573 $57,974,617 $108,203,089 $133,501,300
  Number of Loans............         329         503        1,073        1,585
  Average Loan Size.......... $   131,591 $   115,257 $    100,841 $     84,228

GEOGRAPHIC EXPANSION

  The Company has expanded its Branch Network from 7 branches in four states in December 1995, to 15 retail branch offices in 8 states and the Commonwealth of Puerto Rico as of the date hereof. The Company is currently licensed as a mortgage banking company and doing business in seven additional states with applications to become licensed pending in an additional 11 states. The Company plans to continue the expansion of its Branch Network as opportunities present themselves. Additional branch offices will allow the Company to focus on developing contacts with individual borrowers, local brokers and referral sources, such as accountants, attorneys and financial planners, with a view toward expanding its direct consumer loan business. In addition, the Company's expansion strategy involves: (i) targeting cities where the population density and economic indicators are favorable for lending; and (ii) testing the target market prior to the establishment of a branch office, where local regulations permit, via newspaper, radio and direct mail advertising.

  New locations are carefully selected. Most are in close proximity to offices of prominent local realtors. All of the offices are operated under leases which have terms of less than 5 years and are managed by personnel either trained at the Company's headquarters in Syosset, New York or who possess prior industry experience. The amount of space under these leases is based on projected short to intermediate term needs, rather than committing Company resources for an excessively long term. New locations are carefully selected to provide either for contiguous in-state or related state expansion, while others are intended to accommodate new state licenses and/or new markets.

  The Company carefully evaluates several criteria as new offices are considered, including income trends, employment data, housing affordability, median sales prices of homes, single-family permits, local contacts, management availability, and other housing-related characteristics.

  Notwithstanding the Company's expansion of its Branch Network, approximately 91% of all of the mortgage loans originated by the Company for the year end December 31, 1997 were to borrowers in New York, New Jersey and Missouri and the Company's origination business is likely to contain a high concentration in such areas for the foreseeable future.

  Puerto Rico. In November 1996, the Company opened a sales office in Puerto Rico, initially to originate loans to "A" credit-rated borrowers, and commenced sub-prime credit-rated mortgage originations in June 1997. It is anticipated that the majority of mortgage originations in Puerto Rico in the future will consist of loans to sub-prime credit-rated borrowers. These sub-prime credit-rated mortgage originations are essentially similar to the mortgage originations in the continental United States although the secondary market for sub-prime mortgages is not as developed as the market for these mortgages in the continental United States. The Company believes that Puerto Rico offers an opportunity for the Company to increase its sub-prime mortgage originations because Puerto Rico has high levels of home ownership and lack of competition from other lenders for sub-prime credit mortgages. Through December 31, 1997, the Puerto Rico office originated mortgage loans totaling $4,350,425.

  Expansion Through Strategic Alliances and Acquisitions. To date, the Company has expanded its loan origination capabilities through internal growth. However, in the future, it may also grow through creating strategic alliances with other retail mortgage lenders and through acquisitions. The Company believes that acquisitions will help the Company accelerate its pace of growth, and will enable the Company to realize significant economies of scale in the mortgage business. The Company will seek out candidates for alliances and/or acquisitions which operate in geographic and product areas that complement its existing business. As of the date of this Offering, the Company has not entered into any commitments for any strategic alliance or acquisition.

MARKETING AND SALES

  The principal target of the Company's marketing programs are residential home owners and home buyers. The Company uses a combination of direct marketing and third party contacts through real estate professionals, such as real estate brokers, attorneys, accountants, and financial planners to develop new business.

  The Company's marketing programs, at both the corporate and the branch office level, include market-sensitive advertising in key newspapers and other publications, public relations, promotional materials customized for consumers and real estate professionals, collateral materials supporting particular product promotions, educational seminars, trade shows, telemarketing, and sponsoring or promoting other special events. The Company also conducts seminars in conjunction with other real estate professionals, targeting potential home buyers. All of the Company's loan representatives, consisting of approximately 30 commissioned salespersons, support these activities with extensive personal contact.

 Telemarketing. In January, 1997, the Company formed its Retail/Telemarketing Division to solicit loans directly from prospective borrowers. The Company believes that the Retail/Telemarketing Division represents a significant opportunity to expand origination volume by marketing directly to borrowers. The division currently employs 20 telemarketers, who utilize telephone lists from various sources.

 Customer Service. A key element of the Company's marketing strategy, as well as its operational philosophy, is to provide outstanding service to its customers. The Company emphasizes promptness and professionalism in all its dealings with customers. The Company believes that its ability to quickly process loan applications provides an advantage over many banks, finance companies, other mortgage banking firms and mortgage brokers. The Company believes that its response to a potential mortgage customer, from the Company's receipt of a loan application to its issuance of a final lending commitment, is among the quickest in the industry. This capability, together with the breadth of the Company's product offerings, has enabled the Company to distinguish itself in a competitive market and thereby achieve growth in revenues and profits.

OPERATIONS

  Loan Approval Process. All loan applications are, depending on the type of loan sought, forwarded to either Syosset, New York or St. Charles, Missouri (for "A" credit-rated) or to Fairfield, New Jersey (for "B/C" credit-rated) for processing, underwriting and closing. This centralization allows the Company to maintain efficiency and uniformity in processing, as well as quality control over all such loans.

  The Company's review of a loan application and the related underwriting process leading to loan approval generally includes matters such as verification of an applicant's income and bank deposits, review of a credit report from a credit reporting agency, receipt of a preliminary title report, receipt of a real estate appraisal, verification of the accuracy of the applicant's information, and compliance with the Company's underwriting criteria and those of either FHA, VA and/or institutional investors. After underwriting approval of an "A" credit-rated loan, the Company issues a written loan commitment to the applicant which sets forth, among other things, the loan amount, interest rate, fees, funding conditions and approval expiration dates. After underwriting approval of a sub-prime credit-rated loan, the Company issues a pre-approval letter subject to completion of underwriting conditions.

  Loan Funding and Borrowing Arrangements. The Company's mortgage loan originations are funded by borrowings under the Warehouse Facility in the amount of $12 million, provided by a commercial bank. The Warehouse Facility expires on April 15, 1998, is renewable annually and is collateralized by specific mortgage loans held for sale. The Warehouse Facility requires the Company to repay the amount it borrows to fund a loan origination generally within 60 days after the loan is closed or when the Company receives payment from the sale of the funded loan, whichever occurs first. Until such sale closes, the Warehouse Facility provides that the funded loan is pledged to secure the outstanding borrowings.

  The amount outstanding under the Warehouse Facility at December 31, 1996 was $7,657,362 and at December 31, 1997 was $10,532,994. The amount outstanding under the Warehouse Facility at March 11, 1998 was $10,902,705. The interest rate on funds borrowed pursuant to the Warehouse Facility depends on the type of mortgage financed, and is based on the bank's prime rate minus 25 basis points for "A" credit-rated mortgage loans, and prime rate plus 25 basis points for sub-prime credit-rated loans. At December 31, 1997, interest ranged from 8.25% to 8.75%. The Warehouse Facility provides that the commercial bank fund 98% of the principal amount of "A" credit-rated loans and 95% of the principal amount of "B/C" credit-rated loans. The Warehouse Facility is personally guaranteed by Messrs. Latessa and Wolen and contains certain covenants requiring, among other things, maintenance of certain financial ratios and minimum tangible net worth. In June, 1997, the Company received a waiver from the lender of the minimum tangible net worth requirement which was $900,000 at the time of default and modifications thereof. (See "Risk Factors--Dependence on Warehouse Financing; Prior Default under Warehouse Facility."). See "Use of Proceeds." The Company expects to be able to renew or replace the Warehouse Facility when its current terms expire.

  From October 1996 through June 1997, the Company had an additional $6 million warehouse line of credit with a commercial bank which was collateralized by specific mortgage loans held for sale. The amount outstanding under this warehouse line of credit at December 31, 1996 was $1,936,333. Interest was variable based on prime and was 8.5% at December 31, 1996. This warehouse line of credit was personally guaranteed by Messrs. Latessa and Wolen and contained certain covenants requiring, among other things, maintenance of certain financial ratios and minimum tangible net worth. The Company was not in compliance with minimum tangible net worth requirement at December 31, 1996. The bank notified the Company that it could not add new loans to the warehouse line of credit subsequent to June 15, 1997 and that the warehouse line of credit would be terminated subsequent to August 15, 1997. As of October 27, 1997, the Company has paid off all amounts outstanding under this line of credit. The management of the Company does not believe that the unavailability of this warehouse line of credit has had an impact on the Company's ability to originate or sell mortgage loans due to the amount available under the Warehouse Facility.

  The Company continues to investigate and pursue alternative and supplementary methods of funding its operations through the public and private capital markets. There can be no assurances, however, that the Company will be successful in identifying these alternatives, or in consummating any such funding transactions with such alternative sources.

  Sale of Loans. The Company markets and sells loans it originates to various financial institutions, including, but not limited to, insurance companies, banks, savings and loans, finance companies and finance companies, in the secondary market. "A" credit-rated loans are sold individually or in small groups of less than 10 loans. Sub-prime, or "B/C" credit-rated loans are sold in pools of $1 to $2 million face amount of mortgages. Both "A" and "B/C" credit-rated loans are sold in privately-negotiated transactions. The Company is not required to deliver any preset amount of loans to any of its investors, and therefore does not have any fixed dollar commitments to any investor. However, the Company has arrangements with certain of its institutional investors that require the investor to purchase all loans which meet that investors guidelines for originating "A" credit-rated loans.

  The Company sells its loans to institutional investors with customary representations and warranties covering loans sold. The Company, may be required to repurchase loans pursuant to its representations and warranties. The Company also may be obligated to repurchase a loan if a default occurs within the first month following the date it was originated or if the loan documentation is alleged to contain fraudulent misrepresentations made by the borrower. To date, the Company has never been required to repurchase a loan. In addition, in certain circumstances, if a loan is repaid within the first 12 months of the sale of the loan, the Company may be responsible for a partial repayment of premiums. To date, the amount of premiums that had to be repaid in any year has been less than 1% of the Company's total revenue.

  Revenue Generated Upon Sale of the Loan. The Company's sale of mortgage loans, together with servicing rights, to institutional investors generates revenues based on the difference between the value of the loan to the investors (which includes a servicing release premium, which is typically between 1% and 2 1/2% of the mortgage's principal amount) and the Company's cost basis for such loan, which is generally the principal amount of the loan funded by the Company adjusted for origination fees and costs. The Company attempts to maximize its revenue on loan sales by closely monitoring institutional purchasers' requirements and focusing on originating the types of mortgage loans for which institutional purchasers tend to pay higher prices.

  The Company does not combine and sell its mortgage originations to investors in private placements or in public offerings as asset-backed securities.

  Quality Control. A significant element of the Company's quality control process is that the Company's underwriting personnel function independently of the Company's loan officers. The Company believes that the implementation and enforcement of its comprehensive underwriting guidelines and its quality control program are a significant element in the Company's ability to originate quality loans that are attractive to the secondary market. The Company's quality control process examines branch offices and approximately 10% of all loans that were originated in order to enhance the ongoing evaluation of the loan processing function. In conducting branch examinations, the quality control process reviews the loan applications for compliance with federal and state and any institutional lending standards, which may involve reverifying employment and bank information and obtaining separate credit reports and property appraisals. The quality control reports are submitted directly to an executive officer of the Company.

  The Company has a training program for its sales and loan production personnel through in-house classes which cover all aspects of making a loan. Supervisory and other key personnel at the various branch offices are often brought to the Syosset headquarters for extensive training; they in turn conduct appropriate training at the local office level.

COMPETITION

  The mortgage banking industry is highly competitive across the United States and within the states where the Company conducts business. The Company's competitors include financial institutions, such as other mortgage bankers, state and national commercial banks, savings and loan associations, credit unions, insurance companies, and other finance companies. Most of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than the Company. In addition, many financial service organizations have formed networks for loan origination.

  Competition in the mortgage banking industry can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, and interest rates. The Company believes that it is able to compete on the basis of providing prompt and responsive service and offering competitive loan programs to borrowers. The Company's underwriters have the flexibility to deviate from the

Company's underwriting guidelines when an exception or upgrade is warranted by a particular loan applicant's situation, such as evidence of a strong mortgage repayment history relative to a weaker overall consumer-credit repayment history.

  Since there are significant costs involved in establishing a network of retail branches, such as the Company's Branch Network, there are potential barriers to market entry for any company seeking to provide a full range of mortgage banking services. No single lender or group of lenders has, on a national level, achieved a dominant or even a significant share of the market with respect to loan originations.

INFORMATION SYSTEMS

  The Company continues to design and integrate into its operations the ability to access critical information for management on a timely basis. The Company uses various software programs designed specifically for the mortgage lending industry. Each branch office provides headquarters and senior management with productivity and other key data. The information system provides weekly and monthly detailed information on loans in process, fees, commissions, closings, detailed monthly financial statements and all other aspects of running and managing the business. The Company anticipates using proceeds of the Offering for upgrades and improvements of the information system, including the capability to obtain loan and other information from branches on a daily basis. The cost of implementing these upgrades and improvements is estimated to be $300,000 including both software, hardware and management information systems personnel for all locations.

PROPERTY

  The Company maintains 15 leased locations in nine states and the Commonwealth of Puerto Rico. All of the Company's leases are for terms of 5 years or less in order to minimize capital requirements and retain operating flexibility. The table below provides details as to each location.

                              FACILITY LEASE DATA

                                                             CURRENT
                                                  SIZE IN    MONTHLY    COST
CITY/STATE                      LOCATION        SQUARE FEET LEASE COST SQ. FT.     LEASE TERM         OFFICE TYPE
----------               ---------------------- ----------- ---------- -------     ----------     -------------------
ARKANSAS (1)
 Little Rock, AR........ 100 N. Rodney Parham       1100      $1,500   $16.36   2/1/97-1/31/2000        Branch
CONNECTICUT (1)
 Torrington, CT......... 760 East Main Street        800         675    10.13    7/1/97-6/30/98         Branch
FLORIDA (1)
 Ft. Meyers, FL          10051 McGregor              800         809     9.45   11/3/98-12/1/99         Branch
ILLINOIS (1)
 Shattuc, IL............ 38 Harbor Drive             400         500    10.50    7/1/96-8/31/99         Branch
MISSOURI (3)
 St. Charles, MO........ 2001 Golfway Dr           2,000       1,172     7.03   4/1/97-2/28/2001        Branch
 Des Peres, MO.......... 1181 Manchester Rd        2,000       1,675    13.28   6/1/96-5/31/2001        Branch
 Hannibal, MO........... 1239 N. Main Street         700         650    11.25     4/97-1/31/98          Branch
NEW JERSEY (1)
                                                                                                   Sub-prime Lending
 Fairfield, NJ.......... 100 Passaic               4,000       5,821    17.46  12/1/95-12/21/2001 Headquarters/Branch
NEW YORK STATE (4)
                                                                                                       Corporate
 Syosset, NY............ 6851 Jericho Tpke         6,623       6,700    15.40    6/1/96-6/30/99   Headquarters/Branch
 Hauppauge, NY.......... 517 Rt. 111               1,270       1,482    14.00    3/1/96-2/28/98         Branch
 Centereach, NY......... 2367 Middle Country Rd    1,000       1,300    15.60   10/1/96-11/30/99        Branch
 Staten Island, NY...... 1667 Richmond Rd            400       1,300    19.19   1/1/98-12/31/99         Branch
PENNSYLVANIA (1)
 Scranton, PA........... 538 Spruce St.              700         700    12.00   10/1/97-9/30/98         Branch
PUERTO RICO (1)
 Hato Rey, PR........... Royal Bank Center           750       1,262    19.20   8/1/97-7/31/2000        Branch
OHIO (1)
 Cleveland, OH.......... 925 Euclid Ave.            1193       1,292    13.00   1/1/98-1/31/2001        Branch

GOVERNMENT REGULATIONS

  The Company's business is subject to extensive and complex rules and regulations of, and examinations by, various federal, state and local government authorities. These rules and regulations impose obligations and restrictions on the Company's loan originations, credit activities and secured transactions. In addition, these rules limit the interest rates, finance charges and other fees the Company may assess, mandate extensive disclosure to the Company's customers, prohibit discrimination and impose multiple qualification and licensing obligations on the Company. The Company's loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted and are also subject to various federal laws, including the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, the Homeownership and Equity Protection Act of 1994, the Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, the Fair Credit Reporting Act of 1970, the Real Estate Settlement Procedures Act of 1974 and Regulation X promulgated thereunder, the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C promulgated thereunder and the Federal Debt Collection Practices Act, as well as other Federal and State statutes and regulations affecting the Company's activities.

  These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on prospective borrowers, regulate payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to revocation of its mortgage banking license in the states where the Company is licensed and loss of approved status for participation in government sponsored programs (such as the FHA and VA loans), demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions by federal and state governmental agencies. See "Business--Government Regulation."

  Although the Company believes that it has systems and procedures to insure compliance with these requirements and believes that it is currently in compliance in all material respects with applicable federal, state and local laws, rules and regulations, there can be no assurance of full compliance with current laws, rules and regulations or that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance substantially more difficult or expensive. In the event that the Company is unable to comply with such laws or regulations, its business, prospects, financial condition and results of operations may be materially adversely affected.

  Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans, the interest on which may be currently tax deductible, are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, some of the competitive advantage of such loans when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans of the kind offered by the Company.

EMPLOYEES

  As of December 31, 1997 the Company had 127 employees, substantially all of whom were full-time employees. Of these, approximately 45 were employed at the Company's Syosset, New York headquarters, and 82 were employed at the Company's branch offices. Approximately 30 of the Company's employees are commission-based loan officers. None of the Company's employees are represented by a union. The Company considers its relations with its employees to be satisfactory.

LEGAL PROCEEDINGS

  The Company is a defendant in a legal proceeding brought by two former employees, alleging breach of contract in connection with establishing and operating a branch office. This action is captioned as Stanton v. Mortgage Plus Equity and Loan Corp., and was brought in the Supreme Court of the State of New York, Nassau County. The plaintiffs sought a preliminary injunction and damages in the amount of $1,257,000 plus costs and disbursements. The preliminary injunction has been denied, but the remaining claims are still pending. This action is currently in the discovery stage, which is tentatively scheduled to be completed by the end of April, 1998. The Company believes that the action is without merit and the Company is vigorously defending this action.

  Apart from the proceeding described above, in the ordinary course of its business, the Company is from time to time subject to various legal proceedings. The Company does not believe that any of these legal proceedings arising in the ordinary course, individually or in the aggregate, will have a material adverse effect on the business, financial condition or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the names and ages of the Company's directors and persons nominated to become directors and executive officers and the positions they hold with the Company.

   NAME               AGE                 POSITION
   ----               ---                 --------
   Steven M. Latessa   42 Chief Executive Officer, President and
                          Chairman of the Board of Directors
   Cary Wolen          36 Chief Operating Officer, Secretary,
                          Treasurer and Director
   Jon P. Blasi        41 Chief Operating Officer B/C Lending
                          Division and Director
   Daniel Intemann     38 Nominee for Director


  STEVEN M. LATESSA co-founded the Company in 1987 and is the Company's Chief Executive Officer, President and Chairman of the Board of Directors.

  CARY WOLEN co-founded the Company in 1987 and is the Company's Chief Operating Officer, Chief Financial Officer and Director.

  JON P. BLASI has been Chief Operating Officer of the Company's "B/C" Lending Division since March 1996 and from November 1995 through March 1996, Mr. Blasi was its Executive Vice President. In January 1998, Mr. Blasi was appointed as a Director. From January 1991 through November 1995, Mr. Blasi was Director of Northeast Operations for New Jersey Mortgage and Investment Corporation. From 1987 through 1991, Mr. Blasi was President of Jordan Construction & Development, a construction company, and Jordan Interests, a finance company, both located in New Jersey. From 1983 through 1987, Mr. Blasi was President of Credit Company of America, Inc., a real estate investment and management firm ("CCA"). In January 1988, in connection with the sale of promissory notes by CCA, Mr. Blasi entered a plea of nolo contendere to a violation of the Texas State Securities Act. In March 1996, after making full restitution to the note purchasers in the amount of $30,000, the violation was dismissed.

  DANIEL INTEMANN has been nominated to become a director of the Company upon the consummation of the Offering. From March 1996 through the present, Mr. Intemann is Vice President--New York Regional Sales Manager for Chase Manhattan Bank. From July 1995 through March 1996, Mr. Intemann was Vice President--Sales Production of Greenpoint Bank. From April 1993 through July 1995, Mr. Intemann was Vice President for Barclay's American Mortgage. From September 1987 through April 1993, Mr. Intemann was Vice President--Lender Express at Prudential Home Mortgage Company, Inc. Mr. Intemann received a B.A. in Economics from the State University of New York at Oneonta in 1981.

BOARD OF DIRECTORS

  The Board of Directors currently consists of Messrs. Latessa, Wolen and Blasi. Upon completion of the Offering, the Company expects to appoint Daniel Intemann, as a member of its Board of Directors, and, possibly, another independent director.

  Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors will establish an Audit Committee prior to the commencement of this Offering. The Audit Committee will make annual recommendations to the Board of Directors concerning the appointment of the independent public accountants of the Company and will review the results and scope of the audit and other services provided by the Company's independent auditors. A majority of the members of the Audit Committee will be independent directors. Upon consummation of the Offering, the Board of Directors expects to appoint Daniel Intemann and the additional independent director to the Audit Committee.

EXECUTIVE COMPENSATION

  The following table shows all the cash and other compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer ("CEO") and the other most highly compensated executive officers whose compensation exceeded $100,000 in the year ended December 31, 1997.

                              ANNUAL COMPENSATION

      NAME AND PRINCIPAL POSITION               YEAR SALARY ($) BONUS ($) OTHER
      ---------------------------               ---- ---------- --------- -----
      Steven M. Latessa........................ 1997  $130,000   $15,000
      Chief Executive Officer, President        1996  $130,000   $10,000
                                                1995  $104,920   $18,900
                                                1994  $ 66,380         0
      Cary Wolen............................... 1997  $132,080   $10,000
      Chief Operating Officer, Secretary,       1996  $132,080   $ 5,000
      Treasurer                                 1995  $113,660   $15,240
                                                1994  $ 72,840         0
      Jon P. Blasi............................. 1997  $149,999
                                                1996  $ 47,999
                                                1995  $ 12,500

KEY MAN LIFE INSURANCE

  The Company is the beneficiary of $1,000,000 key man term life insurance policies on each of the lives of Steven Latessa, Cary Wolen and Jon P. Blasi.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation of the Company (the "Certificate") provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock repurchases or stock redemptions); or
(iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

  The Company's By-Laws provide that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company receive no compensation for service as members of the Board. It is expected that directors who are not employees of the Company will receive, out of the 1995 Plan, options to purchase 5,000 shares of Common Stock immediately following each annual meeting of stockholders so long as they continue to serve as directors following such meeting, and reimbursement of expenses incurred in connection with attendance of Board and/or committee meetings.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Steven Latessa, Cary Wolen and Jon P. Blasi. Each of the employment agreements expires on September 30, 2000, unless sooner terminated for death, physical or mental incapacity or cause (which is defined as the uncured refusal to perform, or habitual neglect of, the performance of the officer's duties, willful misconduct, dishonesty or breach of trust which causes the Company to suffer any loss, fine, civil penalty, judgment, claim, damage or expense, a material breach of the employment agreement, or a felony conviction), or terminated by either party with thirty (30) days' written notice, and are automatically renewed for an additional three year term, unless cancelled at least one year prior to expiration of the existing term. Each employment agreement provides that all of such executive's business time be devoted to the Company. In addition, each of the employment agreements also contain: (i) non-competition provisions that preclude each employee from competing with the Company for a period of two years from the date of the termination of his employment of the Company, (ii) non-disclosure and confidentiality provisions that specify that all confidential information developed or made known during the term of employment shall be exclusive property of the Company, and (iii) non-interference provisions whereby, for a period of two years after his termination of employment with the Company, the executive shall not interfere with the Company's relationship with its customers or employees.

  Each of the employment agreements provides that the executive will receive an initial base salary of $150,000 per annum, subject to increases of 4% per year, commencing in 1998. Each of the executives will also be eligible for a bonus of up to 5% of all pre-tax earnings (net income before taxes) of the Company.

  Each of the employment agreements provides that if the executive officer is terminated for reasons other than for cause, the Company will continue to pay his total base salary for the remainder of the term of the employment agreement or one year, whichever is greater.

1995 PLAN

  The 1995 Plan, which was adopted on September 1, 1995, is an equity incentive plan pursuant to which shares of common stock may be issued to employees in the form of stock options, appreciation rights, performance shares, or other forms of equity-based awards. The 1995 Plan was adopted to provide long-term incentives to employees and for them to participate in the long-term growth and success of the business. 700,000 shares of Common Stock have been reserved for issuance upon exercise of options and other awards which may be granted under the 1995 Plan. As of the date hereof, options to purchase an aggregate of 270,000 shares have been granted under the 1995 Plan with exercise prices ranging from $1 per share to $3 per share. There have been no options or other awards granted to any of the Company's executive officers under the 1995 Plan.

401(K) PLAN

  The Company does not have a pension plan. The Company has a 401(k) plan which it put in place in 1991. The plan provides for the Company to make annual discretionary contributions.

                             CERTAIN TRANSACTIONS

  Certain of the Company's offices are sub-leased from Mattituck, Inc., a company which is owned by Messrs. Latessa, Wolen and the Estate of Anthony Saffioti. Total lease expense paid to Mattituck for the years ended
December 31, 1997 and 1996 was approximately $158,000 and $134,000, respectively. Rent expense paid to Mattituck, Inc. was equal to the aggregate amount of lease payments between Mattituck, Inc. and the respective lessors.

  During the period October 1, 1995 through September 30, 1996, the Company processed and closed approximately $24.7 million of residential mortgage loans by borrowers whose loan applications were submitted to the Company by a joint venture, which was 50% owned by the Company and 50% owned by a non-affiliate of the Company. The joint venture transactions did not involve any affiliates of the Company. The Company received revenues from those loans of approximately $92,000 and $31,000 for the years ended December 31, 1996 and 1995, respectively. The Company ended this activity on September 30, 1996.

  In December 1996, the Company sold an aggregate of 1,000,000 shares of its Common Stock at $1.00 per share, of which 900,000 shares were sold to Melville Ventures & Associates, L.P., an investment partnership, and 100,000 shares were sold to an additional two investors.

  In March 1997, SWL, Inc., a company owned by Messrs. Latessa, Wolen and Anthony Saffiotti, loaned the Company $278,000, at an interest rate of 14% per year, due on March 31, 1998. In October 1997, SWL Inc. loaned the Company an additional $500,000 at an annual rate of 9% due April 1998.

  In February 1997, Messrs. Latessa and Wolen granted Jon Blasi options to purchase an aggregate of 252,276 shares of Common Stock of the Company, one-third of which are exercisable at $1.00 per share commencing on February 15, 1998, one-third of which are exercisable at $1.25 per share commencing February 15, 1999, and the remaining one-third of which are exercisable at $1.50 per share commencing on February 15, 2000. The options are exercisable until February 15, 2000 so long as Mr. Blasi remains employed by the Company.

  In October, 1997, Anthony Saffiotti, a shareholder owning 1,620,220 shares (the "Saffiotti Shares") of Mortgage Plus, died and, pursuant to a Restated Shareholder's Agreement (which, by its terms, was terminated upon the Merger), his estate (the "Estate") was obligated to sell, and the Company was obligated to purchase, all the Saffiotti Shares at a price (the "Price") that reflected the per share book value at the time of death. Pursuant to an agreement dated May 1, 1998, the estate of Anthony Saffiotti has agreed to waive its rights under the Shareholders Agreement.

  In December, 1997, the Company and FC Capital Corporation ("FC Corp.") entered into an agreement (the "Term Loan Agreement") pursuant to which the Company borrowed $1,500,000 (which, together with interest, is called the "Borrowed Amount") based upon the Company's commitment to repay the Borrowed Amount, on a monthly basis beginning in February, 1998, at the greater of either $100,000 or 50% of the income generated from the Company's sale to FC Corp. (or its designated affiliate) of qualified mortgage loans. To secure the Company's repayment of the Borrowed Amount, the Company granted FC Corp. a security interest in all its assets, subject to the prior interest of the Warehouse Facility in certain mortgage loans. In addition to the Term Loan Agreement, FC Corp. loaned $250,000 to the Company pursuant to a Working Capital Financing Agreement, which amount, together with interest thereon, is due and payable on the first anniversary of the Company's borrowing under the Working Capital Financing Agreement.

  In connection with the Term Loan and the Working Capital Financing Agreement, the Company granted FC Corp. a warrant to purchase up to 888,888 shares of its Common Stock at an exercise price of $2.125 per share. The exercise period for this warrant is for three years, commencing on the effective date.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information as of May 1, 1998, concerning the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table contained in this Prospectus,
(iii) each Selling Stockholder and (iv) all directors and executive officers of the Company as a group. The Selling Stockholders may be deemed to be underwriters under the federal securities laws. Each person named has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table:

  The address of each person listed below is 6851 Jericho Turnpike, Syosset, NY 11791 unless otherwise indicated.

                                     SHARES                         SHARES
                                  BENEFICIALLY                   BENEFICIALLY
                                 OWNED PRIOR TO                 OWNED AFTER THE
                                 OFFERING(1)(7)                   OFFERING(6)
                                ----------------- SHARES BEING -----------------
   NAME OF BENEFICIAL OWNER      NUMBER   PERCENT   OFFERED     NUMBER   PERCENT
   ------------------------      ------   ------- ------------ --------- -------
Melville Ventures & Associates
 LP(3)(4).....................    900,000  10.7%    900,000            0     0
New Millenium(5)(4)...........     50,000    .6%     50,000            0     0
Cary Wolen(4).................  2,343,390  27.9%     50,000    2,293,390  23.7%
Steven Latessa(4).............  2,343,390  27.9%     50,000    2,293,390  23.7%
Jon Blasi(2)(4)...............  1,113,220  13.3%     50,000    1,063,220  11.0%
Daniel Intermann..............        --    --          --           --    --
Estate of Anthony Saffiotti...  1,200,000  14.3%        --     1,200,000  12.4%
All officers and directors as
 a group......................  5,800,000  69.1%    150,000    5,650,000  58.3%

--------
(1) Beneficial ownership is determined in accordance with the Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(2) Does not include 252,276 shares of Common Stock issuable upon exercise of options granted to Mr. Blasi by Messrs. Latessa and Wolen. See "Certain Transactions."
(3) Address is 201 North Service Road, Melville, New York 11747.
(4) WLB beneficially owns 420,220 shares of Common Stock. Notwithstanding that Steven Latessa, Cary Wolen and Jon Blasi are the three (3) general partners of WLB, Jon P. Blasi is the only general partner who has voting and investment power with respect to the Common Stock.
(5) Address is 1 Roosevelt Ave., Port Jefferson Station, NY 11776.

(6) Does not include 888,888 shares issuable to FC Corp. pursuant to an option to purchase such shares at $2.125 per share, commencing on May 14, 1998. (See "Certain Transactions")

                           DESCRIPTION OF SECURITIES

  The following summary description of the Company's securities is qualified in its entirety by reference to the Company's Certificate of Incorporation and its By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  The Company is authorized to issue 15,000,000 shares of Common Stock, of which 8,394,142 shares are issued and outstanding as of the date of this Prospectus. Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

  The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefore, when, and if declared by the Board of Directors of the Company, after payment of dividends to holders of preferred stock, if any; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders. This means that holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable.

  Any person who seeks to acquire 10% or more of the Company's Common Stock has to file for approval with the New York State Banking Department for approval for Change of Control, in accordance with New York State Banking Department regulations.

CERTAIN ANTI-TAKEOVER EFFECTS

  The provisions of the Certificate and the By-laws of the Company summarized in the succeeding paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

AUTHORIZED BUT UNISSUED STOCK

  The authorized but unissued shares of Common Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Except as disclosed in this Prospectus, there are no present plans, understandings, agreements or arrangements concerning the issuance of Common Stock.

  The existence of authorized but unissued and unreserved Common Stock may enable the Board of Directors to issue shares which could render more difficult or discourage any attempt to obtain control of the Company by means of proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

NUMBER OF DIRECTORS

  The By-laws provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the directors then in office, but may not consist of fewer than three nor more than seven members. Following the Offering, the size of the Board of Directors is expected to be set at four members.

REMOVAL OF DIRECTORS AND FILLING VACANCIES

  The By-laws provide that a director may be removed by shareholders only for cause with the approval of the holders of at least 66 2/3% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class.

  The Certificate and By-laws provide that, all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors, even if they do not constitute a quorum. When one or more directors resign from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

LIMITATIONS ON SHAREHOLDER ACTION BY LESS THAN UNANIMOUS WRITTEN CONSENT AND LIMITATIONS ON CALLING SHAREHOLDER MEETINGS

  Under New York law, any shareholder action required or permitted to be taken by shareholder vote may be taken with the unanimous written consent of shareholders. The certificate of incorporation may provide, to the extent not inconsistent with New York law, that such shareholder action may be taken upon the written consent of less than all outstanding shares. The Certificate does not provide for written consent by less than all the outstanding Common Shares. Under New York law, special meetings of shareholders may be called by the Board of Directors and such person or persons as so authorized by the certificate of incorporation or the By-laws. In addition, the New York Business Corporation Law ("NYBCL") provides that if, for a period of one month after the date fixed by or under the By-laws for the annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation and the Board of Directors fails to call a special meeting for the election of directors, holders of 10 percent of the shares entitled to vote in an election of directors may require the call of a special meeting for the election of directors. The By-laws provide that special meetings of shareholders may be called at any time by the Board of Directors, the Chairman of the Board or the President of the Company. Shareholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders. Such provision may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board or the President of the Company.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

  The Certificate provides that the affirmative vote of the holders of at least 50% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend provisions of the Certificate or the By-laws, including provisions contained in the By-laws relating to the number, election and term of directors; the removal of directors and the filling of vacancies; the limitations on the calling of a special meeting of shareholders; the prohibition on cumulative voting by shareholders; indemnification of directors, officers and others; and certain supermajority voting requirements. These voting requirements will have the effect of making more difficult any amendment by shareholders, even if a majority of the Company's shareholders believes that such amendment would be in their best interests.

LIMITATION OF LIABILITY OF DIRECTORS

  The Certificate provides that a director will not be personally liable for damages to the Company or its shareholders for breach of duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the NYBCL (i.e., liability (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transaction from which he was not legally entitled, (iii) for paying a dividend in violation of Section 510 of the NYBCL (which, among other things, requires that dividends be paid only out of earned surplus and prohibits dividend payments when a corporation is insolvent or would thereby be made insolvent) or approving a stock repurchase in violation of Section 513 of the NYBCL (which, among other things, prohibits a corporation from purchasing or redeeming its shares out of surplus if the corporation is insolvent or would thereby be made insolvent and places certain restrictions on the purchase price payable by a corporation in purchasing or redeeming its shares), (iv) for the distribution of assets to shareholders after dissolution without provision for all known liabilities, or (v) for making any loan to directors other than loans authorized by vote of shareholders as required by Section 714 of the NYBCL).

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate provides that each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by the Company to the fullest extent permitted by the NYBCL. The Certificate further provides that the right to indemnification includes the right to be paid by the Company for expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the NYBCL, and the right to indemnification conferred thereunder is a contract right.

  The Certificate further provides that the Company may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Company and such other persons serving at the request of the Company as employees or agents of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as is permitted by the NYBCL and the Board of Directors.

  Pursuant to the NYBCL, the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is was serving at the request of the Company as a director, officer, employee or agent of the Company against any expense, liability or loss incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the NYBCL.

  The Certificate provides that (i) the rights and authority described above are not exclusive of any other right that any person otherwise may have or acquire and (ii) no amendment, modification or repeal of the Certificate, or adoption of any additional provision of the Certificate or the Bylaws or, to the fullest extent permitted by the NYBCL, any amendment, modification or repeal of law will eliminate or reduce the effect of the provisions in the Certificate limiting liability or indemnifying certain persons or adversely affect any right or protection then existing thereunder in respect of any acts or omissions occurring prior to such amendments, modification, repeal or adoption.

BUSINESS COMBINATIONS

  The Certificate of the Company contains a provision expressly electing not to be governed by Section 912 of the NYBCL, which relates to limitations on certain business combinations by interested shareholders.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The 1,300,000 shares of Common Stock sold in the Offering will be freely transferable without restriction or further registration under the Securities Act of 1933 ("Securities Act") unless acquired by an "affiliate" of the Company within the meaning of the Securities Act. Upon completion of the Offering, the existing stockholders of the Company will own 6,850,000 shares of Common Stock. Of the total of 6,850,000 shares of Common Stock held by the existing stockholders of the Company upon the completion of the Offering, a total of 5,650,000 shares of Common Stock currently outstanding are deemed "restricted securities", as defined by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), while a total of 1,100,000 shares of Common Stock owned by the Selling Stockholders and registered for resale, 227,001 shares of Common Stock held by Vertex (a holder of the Company's stock prior to the Merger), which cannot be sold prior to September 5, 1998, and a total of 37,047 shares of Common Stock held by the holders of the Company's stock prior to the Merger, which may be immediately saleable, are not deemed "restricted securities".

  In general, Rule 144 as currently in effect provides that a person who is an affiliate of the Company (or persons whose sales are aggregated with an affiliate), or who has beneficially owned shares for at least one year which were issued and sold in reliance upon certain exemptions from registration under the Securities Act ("Restricted Shares"), is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one (1%) percent of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who has beneficially owned Restricted Shares for at least two years and who is not an affiliate of the Company and who has not been an affiliate of the Company for at least three months immediately preceding the sale may sell such shares under Rule 144 without regard to volume limitations described above.

  In addition, subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 of the Securities Act ("Rule 701") may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. The Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). The Company will become subject to the Exchange Act reporting requirements upon commencement of this Offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

  Prior to the Offering, although the shares of CTS were traded on the Bulletin Board there has been only a very limited public market for the Common Stock, and no predictions can be made as to the effect, if any, that market sales of Common Stock or the availability of Common Stock for sale will have on the market price prevailing for the Common Stock from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's ability in the future to raise additional capital.

                             PLAN OF DISTRIBUTION

  As soon as practicable after the Registration Statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission, the Company intends to commence this offering. If subscriptions for the purchase of 1,300,000 shares of Common Stock have not been received on or before sixty (60) days after the effective date of this Prospectus, the offering of the Shares will be terminated and all subscription payments will be promptly returned to investors. Subject to the provisions of applicable federal and state securities law, the Company proposes to offer the shares of Common Stock to the public on a best efforts basis through its directors and executive officers. Such persons will not receive any underwriting discount, commission or other form of remuneration in connection with this offering. Although the Company has made no arrangements with any brokerage or dealers concerning the distribution of the securities offered hereby, it may do so in the future and pay a selling commission or allow a discount up to a maximum of 10% of the Offering in customary amounts. In an offering conducted on a best-efforts basis, such as the one made pursuant to this Prospectus, the selling parties are committed to devote their time and attention to the sale of the offered securities, but have no commitment to sell any securities or to purchase any securities if there is insufficient investment interest from the public.

  The Selling Stockholders propose to offer shares of the Company's Common Stock directly to the public concurrently with the offering of shares of Common Stock by the Company, but subject to the Company's sale of the minimum number of shares. The Company has agreed to perform certain ministerial acts necessary to facilitate such offering in an efficient manner. There is no minimum purchase requirement with respect to the Common Stock offered by the Selling Stockholders and no arrangements have been made to escrow any portion of the proceeds from such sale. Immediately upon receipt of a subscription for the Common Stock offered by the Selling Stockholders, such transaction will be executed by the Company's Transfer Agent, and a certificate representing the purchased shares will be mailed by first class mail to the subscriber and the proceeds of the sale distributed to the Selling Stockholder. Selling Stockholders may not sell their shares of Common Stock until the Company sells the 1,300,000 shares required by the Offering.

  All securities offered hereby will be sold only for cash. At such time as the registration statement of which this Prospectus is a part is declared effective, a written confirmation will be physically mailed, together with a copy of this Prospectus, to each person who previously submitted an indication of interest, directing such person to complete, date, sign and return two copies of the subscription agreement (together with the applicable subscription payment) to the Escrow Agent.

  Within five days of its receipt of a subscription agreement and subscription payment, a written confirmation will be sent by first class mail to notify the subscriber of the extent, if any, to which, such subscription has been accepted; however, no shares of Common Stock will be sold or issued prior to the receipt of subscriptions for 1,300,000 shares. Not more than ten (10) days after the offering of 1,300,000 shares of Common Stock has been sold, a subscriber's Common Stock certificate will be mailed by first class mail. The Company shall not use the proceeds paid by any investor until the Common Stock certificate evidencing such investment has been mailed.

                          SUMMARY OF ESCROW AGREEMENT

  The Company intends to enter into an Escrow Agreement with American Stock Transfer and Trust Company. The following is a summary of certain provisions of the Escrow Agreement and is not necessarily complete. References are made to the copy of the Escrow Agreement filed as an exhibit to the Registration Statement and the following summary is qualified in all respects by such reference.

  The Escrow Agreement will be entered into for the express purpose of complying with the provisions of Rule 10b-9 of the Exchange Act. Promptly following its receipt thereof, the Company will deposit with the Escrow Agent all of the proceeds received by the Company with respect to the Offering until 1,300,000 shares of Common Stock have been sold. Until 1,300,000 shares are sold, all offering proceeds will be deposited by the Escrow Agent into a separate bank account established and maintained by the Escrow Agent for the sole and exclusive benefit of the purchasers of the Shares offered hereby. No interest will be paid on amounts deposited with the Escrow Agent.

  All shares of Common Stock held under the Escrow Agreement will be treated as authorized but unissued shares of the Common Stock of the Company. Purchasers will not have any rights as stockholders of the Company until the conditions of the escrow are fulfilled. While held under the Escrow Agreement, no transfer or other disposition of the shares of Common Stock or any interest relating thereto, is permitted other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

  All offering proceeds held in the Escrow Account will be released by the Escrow Agent to the Company and certificates representing the shares of Common Stock will be issued and delivered to the persons entitled thereto immediately upon the receipt by the Escrow Agent of a signed representation from the Company together with such other evidence acceptable to the Escrow Agent that the offering of 1,300,000 shares of Common Stock has been completed.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York.

                                    EXPERTS

  The financial statements of Mortgage Plus Equity and Loan Corp., as of December 31, 1997 and for each of the two years in the period then ended included elsewhere in the Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 or Seven World Trade Center, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission in Washington, D.C. 20549. Statements contained in the Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and such interim reports as it deems appropriate or as may or may not be required by law.

  The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of the Registration Statement (excluding exhibits) by contacting the Company at 6851 Jericho Turnpike, Suite 246, Syosset, New York 11791, telephone (516) 364-2700, attention: Chief Financial Officer.

                         INDEX TO FINANCIAL STATEMENTS

                                                                       PAGE NO.
                                                                       --------
Independent Auditors' Reports.........................................      F-2
Financial Statements:
  Balance Sheet at December 31, 1997..................................      F-3
  Statements of Operations for the years ended December 31, 1996 and
   1997...............................................................      F-4
  Statements of Stockholders' Equity/Capital Deficiency for the years
   ended December 31, 1996 and 1997...................................      F-5
  Statements of Cash Flows for the years ended December 31, 1996 and
   1997...............................................................      F-6
Notes to Financial Statements......................................... F-7-F-17

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders
Mortgage Plus Equity and Loan Corp.

  We have audited the accompanying balance sheet of Mortgage Plus Equity and Loan Corp. as of December 31, 1997, and the related statements of operations, stockholders' equity/capital deficiency and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Mortgage Plus Equity and Loan Corp. as of December 31, 1997 and the results of its operations and its cash flows for the each of the years in the two year period then ended, in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP


Florham Park, New Jersey
February 6 , 1998
With respect to Note 16
March 25, 1998
With respect to Note 17
May 1, 1998

With respect to Note 7

June 10, 1998

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

ASSETS
  Cash and cash equivalents....................................... $   377,709
  Mortgage loans held for sale....................................   6,300,764
  Due from mortgage loan investors................................   6,959,131
  Other receivables and other assets..............................   1,684,676
  Due from stockholders...........................................     263,646
  Deferred offering costs.........................................     122,283
  Property and equipment--net.....................................     508,624
                                                                   -----------
                                                                   $16,216,833
                                                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Warehouse line of credit........................................ $10,532,994
  Loans closed to be disbursed....................................   1,989,264
  Notes payable...................................................   1,241,652
  Subordinated debt...............................................     878,000
  Obligation under capital lease..................................     193,184
  Accounts payable and accrued expenses...........................     786,158
                                                                   -----------
      Total liabilities...........................................  15,621,252
                                                                   -----------
  Commitments (Note 16)
  Stockholders' equity:
    Preferred stock--$.001 par value; authorized 1,000,000 shares, issued and outstanding none..................................
    Common stock--$.001 par value; authorized 20,000,000 shares;
     issued and outstanding 8,056,000 shares......................       8,056
    Additional paid-in capital....................................     664,227
    Accumulated deficit...........................................     (76,702)
                                                                   -----------
      Total stockholders' equity..................................     595,581
                                                                   -----------
                                                                   $16,216,833
                                                                   ===========


                       See notes to financial statements

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

                            STATEMENTS OF OPERATIONS

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                        ----------------------
                                                           1996        1997
                                                        ----------  ----------
REVENUES:
  Mortgage origination, net............................ $5,307,353  $7,147,163
  Interest earned......................................    663,322     860,424
                                                        ----------  ----------
    Total revenues.....................................  5,970,675   8,007,587
                                                        ----------  ----------
EXPENSES:
  Commissions, wages and benefits......................  3,715,169   5,549,795
  Selling and administrative...........................  1,770,894   2,567,371
  Interest expense.....................................    707,952     967,123
                                                        ----------  ----------
    Total expenses.....................................  6,194,015   9,084,289
                                                        ----------  ----------
OPERATING LOSS.........................................   (223,340) (1,076,702)
OTHER INCOME...........................................              1,000,000
                                                        ----------  ----------
NET LOSS...............................................   (223,340)    (76,702)
                                                        ==========  ==========
  Basic loss per share................................. $    (0.03) $    (0.01)
                                                        ==========  ==========
Pro forma for 1996:
  Historical net loss shown above......................   (223,340)
  Pro forma benefit for income taxes for the period
   prior to the termination of the S corporation sta-
   tus.................................................    (33,000)
                                                        ----------
PRO FORMA NET LOSS .................................... $ (190,340)
                                                        ==========
Pro forma basic loss per share......................... $    (0.03)
                                                        ==========


                       See notes to financial statements

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

              STATEMENT OF STOCKHOLDERS' EQUITY/CAPITAL DEFICIENCY

                                              ADDITIONAL
                             NUMBER OF COMMON  PAID-IN   ACCUMULATED
                              SHARES   STOCK   CAPITAL     DEFICIT     TOTAL
                             --------- ------ ---------- ----------- ---------
BALANCE AS OF JANUARY 1,
 1996......................  7,000,000 $7,000             $(363,611) $(356,611)
Shares transferred by a
 principal stockholder to
 an officer................                    $ 41,000                 41,000
Issuance of common stock...  1,000,000  1,000   868,903                869,903
S corporation distribution.                                 (43,558)   (43,558)
Net loss...................                                (223,340)  (223,340)
Transfer of S corporation
 cumulative loss to
 additional paid-in capital
 upon the Company's change
 to C corporation status...                    (630,509)    630,509
                             --------- ------  --------   ---------  ---------
BALANCE AS OF DECEMBER 31,
 1996......................  8,000,000  8,000   279,394          --    287,394
Shares issued in payment of
 interest on a subordinated
 debt......................     56,000     56    55,944                 56,000
Issuance of warrants in
 connection with a note
 payable...................                     328,889                328,889
Net loss...................                                 (76,702)   (76,702)
                             --------- ------  --------   ---------  ---------
BALANCE AS OF DECEMBER 31,
 1997......................  8,056,000 $8,056  $664,227   $ (76,702) $ 595,581
                             ========= ======  ========   =========  =========


                       See notes to financial statements

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

                            STATEMENT OF CASH FLOWS

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                        ----------------------
                                                           1996        1997
                                                        ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.............................................. $ (223,340) $  (76,702)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Shares issued in payment of interest expense.........                 56,000
  Shares transferred by a principal stockholder to an
   officer.............................................     41,000
  Depreciation.........................................     39,996      79,773
  Changes in:
   Mortgage loans held for sale........................ (4,781,181)  4,235,230
   Due from mortgage loan investors....................             (6,959,131)
   Other receivables and other assets..................   (189,614) (1,452,834)
   Accounts payable and accrued expenses...............        (85)     93,399
                                                        ----------  ----------
    Net cash used in operating activities.............. (5,113,224) (4,024,265)
                                                        ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment...................   (253,890)   (267,167)
 Advances to stockholders..............................    (29,562)   (234,084)
                                                        ----------  ----------
   Net cash used in investing activities...............   (283,452)   (501,251)
                                                        ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from warehouse lines of credit...........  4,062,670     718,349
 Loans closed to be disbursed..........................    490,227   1,499,037
 Proceeds from subordinated debt.......................              1,278,000
 Repayment of subordinated debt........................               (400,000)
 Proceeds from notes payable...........................     30,000   1,171,111
 Repayment of notes payable............................    (25,000)    (91,959)
 Proceeds from sale leaseback of equipment.............                275,000
 Repayments of obligation under capital lease..........                (81,816)
 S corporation distribution............................    (43,558)
 Issuance of common stock, net.........................    869,903
 Issuance of warrants..................................                328,889
 Deferred offering costs...............................               (122,283)
                                                        ----------  ----------
   Net cash provided by financing activities...........  5,384,242   4,574,328
                                                        ----------  ----------
NET INCREASE (DECREASE) IN CASH........................    (12,434)     48,812
 Cash and cash equivalents at the beginning of year....    341,331     328,897
                                                        ----------  ----------
CASH AND CASH EQUIVALENTS AT THE END OF YEAR........... $  328,897  $  377,709
                                                        ==========  ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for:
 Interest.............................................. $  649,706  $  909,014
                                                        ==========  ==========

Supplemental non-cash disclosures:

  In 1997, the Company issued 56,000 shares of common stock in settlement of interest aggregating $56,000 on certain subordinated debt.

                       See notes to financial statements

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization:

  Mortgage Plus Equity and Loan Corp. (the "Company") organized in 1987, is primarily engaged in the business of originating and selling first mortgages collateralized by single family residences. From its inception through 1993, the Company operated as a mortgage broker. The Company, in 1994, became a mortgage banker and in 1995, the Company commenced originating and selling sub-prime residential first mortgages. The Company is an approved nonsupervised mortgagee for the U.S. Department of Housing and Urban Development, and originates substantially all of its mortgage loans in New York, New Jersey and Missouri.

  Subsequent to year-end, the Company became a wholly owned subsidiary of MPEL Holdings Corp. (See Note 17).

 Cash equivalents:

  The Company considers cash equivalents to consist of short term investments with an initial maturity of three months or less. Management mitigates credit risk by investing in or through large financial institutions.

 Revenue recognition:

  The Company sells whole mortgage loans and pools of mortgage loans, servicing released, on a non-recourse basis. Mortgage origination fees, net of direct loan origination costs, are deferred and included in mortgage loans held for sale, until the loans are sold. Revenue recognition from the sale of mortgage loans on a non-recourse basis occurs when the loans are shipped to investors pursuant to existing sales commitments. Mortgage origination revenue is the differential between the sales proceeds including premium, if any, and the carrying amount of the mortgage. Based upon the amount of mortgage loans subject to recapture of premiums and the amounts the Company has previously paid to investors as recapture of premium, management provides an allowance for premium recapture (See Note 16).

 Mortgage loans held for sale:

  Mortgage loans held for sale are collateralized residential real estate loans with a weighted average interest rate of approximately 13% as of December 31, 1997 and are carried at the lower of cost or market on an aggregate basis.

  Included in mortgage loans held for sale are deferred origination fees of $160,000 and deferred origination costs of $155,000.

 Property and equipment:

  Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is provided using the straight line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining lease period. Expenditures for maintenance and repairs are charged to expense; major replacements and betterments are capitalized.

  If an asset is identified as impaired, the Company estimates future cash flows (undiscounted and without interest) which are expected to result from the use of the asset and its eventual disposition. If the sum of the future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. No such losses have been required to be recognized.

 Loans closed to be disbursed:

  Loans closed to be disbursed generally represents the amounts for which mortgagors have signed loan and mortgage documents in order to refinance existing mortgage obligations where, since the three day recission period has not expired, the Company has not disbursed any funds. Upon disbursement of funds, the mortgage loan is typically pledged as collateral under a warehouse line of credit.

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Income taxes:

  Through December 30, 1996, the Company had elected for both federal and state purposes to be treated as an S corporation and incurred only minimum taxes at the state level. Consequently, the net earnings of the Company were taxed directly to the stockholders rather than the Company. Effective as of December 31, 1996, the Company terminated its S corporation status and will be taxed as a C corporation.

  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. (See Note 11).

 Advertising expenses:

  The Company expenses advertising costs which consist primarily of promotional items and print media. Total advertising expense for the years ended December 31, 1997 and 1996 was $232,000 and $133,000, respectively.

 Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock-based compensation:

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") allows companies to either expense the estimated fair value of employee stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options incentive plans.

 Per share data:

  Basic loss per share was computed based on the net loss (pro forma in 1996) and the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is not shown since it would be anti-dilutive. The weighted average number of shares outstanding for the years ended December 31, 1997 and 1996 was 8,025,315 and 7,002,732, respectively.

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

2. OTHER RECEIVABLES AND ASSETS

  Other receivables and assets as of December 31, 1997 consist of:

   Officer's life insurance receivable (see Note 15)................ $1,000,000
   Deferred origination costs on loans in process (see Note 1 reve-
    nue recognition)................................................    269,641
   Due from employees...............................................    150,538
   Mortgage fees receivable.........................................    146,853
   Other............................................................    117,644
                                                                     ----------
                                                                     $1,684,676
                                                                     ==========

3. DUE FROM STOCKHOLDERS

  At December 31, 1997, certain stockholders had been advanced $263,646. These advances are non-interest bearing and due on demand.

4. PROPERTY AND EQUIPMENT

  Property and equipment as of December 31, 1997 consist of :

                                                              ASSET
                                                              LIVES
                                                            ----------
   Equipment and furniture................................. 5-10 Years $177,284
   Equipment subject to capital lease......................    5 Years  300,389
   Leasehold improvements..................................    5 Years  196,690
                                                                       --------
                                                                        674,363
   Accumulated depreciation and amortization...............            (165,739)
                                                                       --------
                                                                       $508,624
                                                                       ========

  Included in depreciation expense for the year ended December 31, 1997 is depreciation expense on equipment under capital lease of $45,000.

5. WAREHOUSE LINE OF CREDIT

  The Company has a $12 million warehouse line of credit expiring April 15, 1998, with a commercial bank which is renewable annually and collateralized by specific mortgage loans held for sale and amounts due from mortgage loan investors. Interest is variable based on the prime rate and type of collateral and ranged from 8-1/4% to 8-3/4% as of December 31, 1997. This warehouse line of credit is personally guaranteed by the Company's principal shareholders and contains certain covenants requiring, among other things, maintenance of certain financial ratios and minimum tangible net worth. As of December 31, 1997, the Company has received a waiver from the lender of certain defaults of restrictive covenants in the credit agreement (See Note 17).

  As of December 31, 1997, based upon the most restrictive covenants, the Company is precluded from declaring or paying any cash dividends.

6. DEFERRED OFFERING COSTS:

  The Company has incurred $122,000 in incremental costs in connection with a proposed initial public offering of common stock. Upon consummation of the offering, the deferred costs will be charged against the gross proceeds of the offering or, if not consummated, they will be charged to expense. The Company will incur substantial additional offering costs.

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

7. NOTES PAYABLE

  Notes payable as of December 31, 1997 consists of:

   Note payable in monthly installments of the greater of $100,000 or 50% of the premiums on mortgages sold to the lender, plus interest at the prime rate plus 1% per annum (9-1/2% as of
    December 31, 1997) due April 1999 and collateralized by all unencumbered assets (a).......................................  $1,171,111
   Note payable in monthly installments of $2,083 plus interest at the prime rate plus 2% per annum (10-1/2% at December 31,
    1997), due March 1999. Guaranteed by the principal stockhold-
    ers and collateralized by a $50,000 cash account..............      37,006
   Note payable in monthly installments of $4,104 plus interest at the prime rate plus 2% per annum (10-1/2% as of December 31,
    1997) due October 1998........................................      33,535
                                                                    ----------
                                                                    $1,241,652
                                                                    ==========

--------

(a) In connection with this note payable, which was issued in December 1997, the Company issued warrants to purchase 888,888 shares of common stock. These warrants are exercisable the earlier of August 1998 or the effective date of a public offering and expire three years later. The exercise price is $1.00 per share prior to the public offering and, subsequently, 85% of the public offering price. Based on an anticipated public offering price of $5.00 per share the Company originally valued the warrants at $666,666. Prior to any sale of shares which were registered with the SEC on May 15, 1998, the Company on June 10, 1998 filed a post effective amendment to the registration statement reducing the offering price to $2.50 per share. As a result thereof, the Company has lowered the value of the warrants to $328,889 and has adjusted the accompanying financial statements to reflect such value. Accordingly, the note payable has been reduced by the $328,889 discount and additional paid-in capital increased by the same amount. The imputed interest rate on the note is 46% per annum. In January 1998 the Company borrowed an additional $250,000 under the working capital facility. The Company's agreement requires that it comply with various operating and financial covenants.

  Minimum principal payments on the notes payable during the years ended December 31, 1998 and 1999 are $857,824 and $383,828, respectively.

8. SUBORDINATED DEBT

  In March 1997, the Company borrowed $778,000 ($313,000 from affiliates of certain of the Company's principal stockholders). These borrowings, due March 1998, are not collateralized and are subordinated to the notes payable and the warehouse line. Interest on these notes is 14% per annum. In July 1997, the Company issued 28,000 shares of its common stock to a note holder in satisfaction of the interest due at maturity on $400,000 of this debt. The shares were valued at $56,000, representing the interest due on this obligation based upon its stated maturity date. In December 1997, the $400,000 obligation was repaid with a portion of the proceeds of the $1,500,000 note payable (see Note 7). In October 1997, the Company borrowed $500,000 from an affiliate of certain principal stockholders. This borrowing, due July 1998, is collateralized by the officer's life insurance claim receivable and is subordinated to the notes payable and warehouse line. Interest is 9% per annum.

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

9. OBLIGATION UNDER CAPITAL LEASE

  As of December 31, 1997, the future minimum lease payments under a capital lease expiring December 1999 are as follows:

   YEAR ENDING
   DECEMBER 31,
   ------------
    1998.............................................................. $108,024
    1999..............................................................  108,024
                                                                       --------
                                                                        216,048
    Less amount representing interest.................................  (22,864)
                                                                       --------
                                                                       $193,184
                                                                       ========

  This obligation is guaranteed by the Company's principal stockholders. The obligation under capital lease is the result of the Company entering into a sale leaseback transaction. Since the lease covers substantially all of the economic life of the equipment, it has been recorded as a capital lease and no gain or loss on the sale has been recognized.

10. RELATED PARTY TRANSACTIONS

  The Company subleases certain of its offices from an affiliate (see Note
16). Total related party lease expense paid approximated $158,000 and $134,000 for the years ended December 31, 1997 and 1996, respectively. The Company pays rent to the affiliate based on its proportionate share of the amount paid by the affiliate to the ultimate lessor.

  During 1997, the Company accrued, but did not pay, approximately $33,000 of interest expense on the subordinated debt due to related parties (see Note 8). The liability is included in accounts payable and accrued expenses.

  During 1996, the Company processed and closed approximately $18.3 million of residential mortgage loans for an affiliate for which it received fees of approximately $92,000. The Company ended this activity on September 30, 1996.

11. INCOME TAXES

  The components of deferred tax assets and liabilities as of December 31, 1997 are as follows:

   Deferred tax asset:
    Deferred mortgage origination fees................................ $ 67,100
    Net operating loss carryforward...................................  564,500
    Other.............................................................    8,400
                                                                       --------
     Total deferred tax asset.........................................  640,000
   Deferred tax liability--deferred mortgage origination costs........ (113,200)
                                                                       --------
   Net deferred tax asset.............................................  526,800
   Valuation allowance................................................  526,800
                                                                       --------
                                                                       $     --
                                                                       ========

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

11. INCOME TAXES (CONTINUED)

  As a result of the Company becoming a C corporation for income tax purposes as of December 31, 1996, it recognized a deferred tax asset valuation allowance of $99,000 as of such date. In 1997, the valuation allowance increased by $427,800.

  The difference between the tax benefit computed at the statutory federal income tax rate on the Company's net loss and the Company's effective tax rate benefit for the years ended December 31, 1996 (on a pro forma basis) and 1997 is summarized as follows:

                                                                DECEMBER 31,
                                                                --------------
                                                                1996     1997
                                                                -----   ------
   Statutory federal income tax rate........................... (34.0)%  (34.0)%
   Increase in valuation allowance.............................  11.8    438.8
   Non-deductible meals and entertainment......................   4.1     24.3
   Non-taxable proceeds from officer's life insurance claim....         (443.3)
   Other.......................................................   3.3     14.2
                                                                -----   ------
   Effective income tax rate benefit........................... (14.8)%     --
                                                                =====   ======

  As of December 31, 1997, the Company had a net operating loss carryforward of $1,300,000 expiring in 2012.

12. STOCKHOLDER'S EQUITY/CAPITAL DEFICIENCY

 Common stock:

  During 1996, a principal stockholder of the Company transferred 693,000 shares to an officer of the Company. The estimated fair value of $41,000 was charged to operations and credited to additional paid-in capital.

  On December 31, 1996, the Company issued 1,000,000 shares of common stock in a private placement at a price of $1.00 per share to an unaffiliated investor. Net proceeds of this private placement were approximately $869,000 which were used for Company operations.

  The Company has reserved 1,288,888 shares of its common stock for issuance upon exercise of incentive stock options and warrants issued in connection with a note payable.

 Stock options:

  On December 31, 1995, the Board of Directors approved the Equity Incentive Plan (the "Plan") and, as amended, authorized the issuance of up to 700,000 shares of common stock of the Company upon the exercise of incentive stock options ("options") which may be granted for a maximum of ten years pursuant to the Plan. The Plan provides primarily for the granting of options to certain key employees and exercise prices at not less than the estimated fair value at date of grant.

  On November 1, 1996, 185,000 options were granted. The options were issued at exercise prices equal to estimated fair value of the Company's common stock on the grant date of $1.00 per common share. These options vest ratably on the anniversary of the date of grant through November 1, 2000 (46,250 shares on each of November 1, 1997, 1998, 1999 and 2000). The option's maximum term is ten years. No options were forfeited or exercised during 1996 or 1997. No options were canceled during 1996, however, options for 150,000 shares were canceled in 1997.

  In February 1998 the Company granted options to purchase 235,000 shares at an exercise price of $3 per share.

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

12. STOCKHOLDER'S EQUITY/CAPITAL DEFICIENCY (CONTINUED)

  On February 15, 1997, the principal stockholders of the Company granted an officer options to acquire up to 378,414 shares of the Company's common stock owned by the stockholders at exercise prices not less than the estimated fair value of the Company's common stock at the grant date (see Note 17). The following table summarizes information about these options which expire in February 2000:

      NUMBER
        OF                       EXERCISE
      SHARES                      PRICE                                         VESTING DATE
      ------                     --------                                       ------------
      126,138                     $1.00                                       February 15, 1998
      126,138                      1.25                                       February 15, 1999
      126,138                      1.50                                       February 15, 2000

  The fair value of each option granted in 1996 and 1997 has been estimated on the date of grant using the Black-Scholes options pricing model with the following assumptions; no dividend yield, expected volatility of 0%, risk-free interest rate of 6%, and expected lives of approximately four years for the 1996 options and three years for the 1997 options. The fair value of options granted during 1996 and 1997 were $0.21 and $0.06 per share, respectively.

  The Company applies APB 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between fair value of the underlying common stock and the grant price of the option at the date of grant. The effect of applying SFAS No. 123 on 1996 and 1997 pro forma net loss is not necessarily representative of the effect on reported net income (loss) in future years due to, among other things (1) the vesting period of the stock options and (2) the fair value of additional stock options in future years. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards granted under the plan and by stockholders consistent with the methodology prescribed under SFAS No. 123, the Company's net loss in 1996 and 1997 would have been approximately $(230,000) and $(97,000), respectively.

  The following table summarizes information about stock options outstanding for which the Company has an obligation to issue shares of common stock as of December 31, 1997:

                  OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
               ---------------------------             ------------------------
                               WEIGHTED
                  NUMBER        AVERAGE                   NUMBER
               OUTSTANDING     REMAINING    WEIGHTED   EXERCISABLE    WEIGHTED
                  AS OF       CONTRACTUAL   AVERAGE       AS OF       AVERAGE
   EXERCISE    DECEMBER 31,      LIFE       EXERCISE   DECEMBER 31,   EXERCISE
    PRICE          1997       (IN YEARS)     PRICE         1997        PRICE
   --------    ------------   -----------   --------   ------------   --------
   $1.00          35,000         8.84        $1.00        8,750        $1.00

13. BRANCH EXPENSE

  During the years ended December 31, 1997 and 1996, the Company incurred expenses of $654,000 and $556,000, respectively, in conjunction with the expansion of the Company's lending operation through the opening of new offices. These expenses consist of the following:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
   Commissions, wages and benefits........................... $331,000 $417,000
   Selling and administrative expenses.......................  225,000  237,000

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

14. RETIREMENT PLAN

  The Company has a 401(k) savings plan (the "Plan") which enables employees to make contributions on a pre-tax salary basis in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The Plan provides for a discretionary company contribution to be determined annually. The Company did not make any contributions for the 1997 and 1996 Plan years.

15. OTHER INCOME

  Other income represents proceeds due the Company as beneficiary under an officer's key man term life insurance policy as a result of the death of the officer in October 1997.

16. COMMITMENTS AND OTHER

 Litigation:

  In May 1997, two former employees initiated litigation alleging breach of contract in connection with establishing and operating a branch office and are seeking approximately $1,257,000 in damages and sought a preliminary injunction. While the preliminary injunction has been denied, the remaining claims are still pending. While the outcome cannot be determined, management believes that the action is without merit and is vigorously contesting this matter.

 Leases:

  The Company has various lease agreements for equipment and office space extending through March 2004.

  The following is a schedule of future minimum rental payments required under noncancelable leases:

   YEARS ENDING                                            RELATED      OTHER
   DECEMBER 31,                                          PARTY LEASES   LEASES
   ------------                                          ------------ ----------
    1998................................................   $143,700   $  205,400
    1999................................................     92,300      446,700
    2000................................................     51,300      479,200
    2001................................................     10,400      511,300
    2002................................................                 479,900
    Thereafter..........................................                 659,800
                                                           --------   ----------
                                                           $297,700   $2,782,300
                                                           ========   ==========

  The Company's rent expense approximated $525,000 and $362,000 for the years ended December 31, 1997 and 1996, respectively.

 Employment agreements:

  The Company entered into employment agreements with three key executives expiring in September 2000. Under the terms of the agreements, the aggregate initial annual compensation is $150,000 per executive. Additionally, the agreements, among other things, include provisions for bonuses based on up to 5% of income before provision for income taxes and also provides for increases in compensation and severance payments, provided that the officer is not terminated for cause.

 Contingency:

  The Company has received an assessment from the Internal Revenue Service (the "IRS") concerning the classification of certain workers by the Company as independent contractors during the period 1992 through

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

16. COMMITMENTS AND OTHER (CONTINUED)

1994. This assessment totaled approximately $233,000 for employment taxes as if the independent contractors were classified as employees during the period. On March 25, 1998, the Company and IRS reached an agreement whereby the Company agreed to pay the amount accrued as of December 31, 1997
(approximately $33,000).

 Financial instruments with off-balance sheet risk or concentrations of credit risk:

  In the normal course of business, there are various financial instruments which are properly not recorded in the financial statements. The Company's risk of accounting loss due to the credit risks and market risks associated with these off-balance sheet instruments varies with the type of financial instrument and principal amounts. Credit risk represents the possibility of a loss occurring from the failure of another party to perform in accordance with the terms of a contract. Market risk represents the possibility that future changes in market prices may make a financial instrument less valuable or more onerous.

  Certain of the investors in sub-prime mortgages require the Company to return a portion of the sale price of the mortgage loan paid to the Company if the sub-prime mortgagor pays off within one year. During the two years ended December 31, 1997, the Company incurred costs of approximately $50,000 related to the early pay-off of sub-prime mortgage loans sold to investors. The Company does not currently believe any future recapture costs would be significant and has provided $20,000 as an allowance for estimated future recapture costs as of December 31, 1997.

  The Company had approximately $58.4 million of mortgage loans in various stages of process as of December 31, 1997 of which approximately $13.4 million had been committed and rate-locked. For approximately $31.0 million of mortgage loans held for sale and loans in process, the Company had committed to sell them to investors. For sub-prime mortgage loans, the Company accumulates mortgage loans into pools (usually $1 million to $2 million) and sells the weighted average note rate to an investor. The ultimate amount of the gain or loss on the sale of the mortgage loan is determined by the difference between the cost of the loans and the price paid by the investor.

  In connection with the sale of loans to the mortgage loan investors, the Company normally makes representations and warranties (which are customary in the industry) relating to, among other things, the Company's compliance with laws, regulations, investor standards and the accuracy of information supplied by the mortgagor and verified by the Company. In the event of a breach of these representations and warranties, the Company would be required to repurchase such loans. The Company did not repurchase any loans during the period from January 1, 1996 through December 31, 1997.

 Fair value of financial instruments:

  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments" ("FAS 107") requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. Because no market exists for certain of the Company's assets and liabilities, fair value estimates are based upon judgments regarding credit risk, investor expectation of economic conditions, normal cost of administration and other risk characteristics, including interest rate and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of judgment and significantly affect the estimates.

  Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in the estimates.

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

16. COMMITMENTS AND OTHER (CONTINUED)

  The following summarizes the information about the fair value of the financial instruments recorded on the Company's financial statements in accordance with FAS 107.

                                                            DECEMBER 31, 1997
                                                          ---------------------
                                                           CARRYING
                                                            VALUE    FAIR VALUE
                                                          ---------- ----------
   Cash.................................................. $  377,709 $  377,709
   Mortgages held for sale...............................  6,300,764  6,569,960
   Due from mortgage loan investors......................  6,959,131  6,959,131
   Loans closed to be disbursed..........................  1,989,264  1,989,264
   Borrowings............................................ 12,996,941 12,996,941

  The methodology and assumptions utilized to estimate the fair value of the Company's financial instruments, including the off-balance sheet instruments are as follows:

CASH

  The carrying amount of cash approximates fair value.

MORTGAGE LOANS HELD FOR SALE

  The Company has estimated the fair values reported based on recent sales.

DUE FROM MORTGAGE LOAN INVESTORS

  The carrying value reported approximates fair value due to the short-term nature of the asset.

BORROWINGS AND LOANS CLOSED BUT NOT DISBURSED

  The carrying value reported approximates fair value due to the short-term nature of a significant portion of the borrowings and the variable interest rates charged on most borrowings.

COMMITMENTS TO ORIGINATE LOANS AND LOANS IN PROCESS

  Typically, the Company does not charge fees for commitments to originate loans or to rate lock such commitments. Furthermore, the Company does not receive fees on commitments to sell. In addition, market interest rates as of December 31, 1997 have not changed significantly since the dates of the commitments. Accordingly, these off-balance sheet instruments have no estimated fair value.

 Concentrations:

  For the year ended December 31, 1997 and 1996, one investor accounted for 41% and five investors accounted for 84%, respectively of mortgages sold.

17. SUBSEQUENT EVENTS

MERGER

  On March 5, 1998, the Company merged with a wholly owned subsidiary of Computer Transceiver Systems, Inc. ("CTSI"), a nonoperating public company which had 338,142 shares of common stock outstanding prior to the merger after giving effect to a 1 for 25 reverse stock split on March 3, 1998 and a 2 for 1 stock dividend on March 4, 1998. Pursuant to the merger, CTSI acquired all of the outstanding common stock

                      MORTGAGE PLUS EQUITY AND LOAN CORP.

17. SUBSEQUENT EVENTS (CONTINUED)

of the Company in exchange for 8,056,000 shares of CTSI common stock. The merger has been accounted for as a purchase of CTSI by the Company. The 338,142 shares of CTSI outstanding have been valued at $703,948 (based upon a $2.50 per share price) with corresponding charge to additional paid in capital of $700,896 resulting in an increase in the Company's stockholders' equity of $3,052 represents the estimated fair value of the net assets of CTSI at March 5, 1998. Immediately following the merger CTSI changed its name to MPEL Holdings Corp.

  The following is the pro forma stockholders' equity (unaudited) as of December 31, 1997 assuming that the merger had taken place on such date:

     Common stock, 8,394,142 shares outstanding at par value $.001... $  8,394
     Additional paid in capital......................................  666,941
     Accumulated deficit.............................................  (76,702)
                                                                      --------
                                                                      $598,633
                                                                      ========

WAREHOUSE LINES OF CREDIT

  On March 20, 1998, the Company entered into a $5 million warehouse line of credit with a lender. This warehouse line of credit is personally guaranteed by the Company's principal stockholders and may be canceled by the lender upon 30 days notice.

  On April 28, 1998, the warehouse line of credit outstanding at December 31, 1997 was reduced from $12 million to $10 million and the expiration date was extended to July 31, 1998 (see Note 5).

STOCKHOLDERS' EQUITY

  In October 1997, a stockholder owning 1,620,220 shares died and under the terms of the stockholders' agreement, the Company was obligated to repurchase the stock. In the Company's opinion, the purchase price was the book value of the shares (approximately $90,000). On March 2, 1998, the Company initiated the repurchasing of these shares and in connection therewith, such shares have been placed in an escrow account. Concurrently, the Company declared a stock dividend and issued 1,620,220 shares of its common stock to the existing stockholders. The stockholders have agreed, should the Company be required to pay more than $90,000, to surrender some or all of these shares. Accordingly, these shares have been placed in an escrow account. In April 1998, the estate informed the Company that it believed that it was entitled to more than book value for these shares.

  In settlement of the matter, an agreement dated May 1, 1998 was entered into pursuant to which the stockholders' agreement was terminated and the estate sold 420,220 shares to the Company's principal stockholders (who are also officers of the Company) for total consideration of $551,646. Additionally, options on 126,138 shares of the Company's Common Stock sold by the estate have been canceled (See Note 12). As a result of this transaction, on May 1, 1998, the Company will recognize a compensation charge and credit to additional paid in capital of approximately $341,000 representing the excess of the fair value of the shares (estimated $2.50 per share) acquired by the officers over the purchase price. In addition on May 1, 1998, the stock dividend referred to above was rescinded.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   19
Price Range of Common Stock...............................................   19
Dilution..................................................................   19
Capitalization............................................................   20
Selected Financial Data...................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   26
Management................................................................   37
Certain Transactions......................................................   40
Principal and Selling Stockholders........................................   41
Description of Securities.................................................   42
Shares Eligible for Future Sale...........................................   45
Plan of Distribution......................................................   46
Summary of Escrow Agreement...............................................   46
Legal Matters.............................................................   47
Experts...................................................................   47
Additional Information....................................................   47
Index to Financial Statements.............................................  F-1

  Until July 21, 1998 (40 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distributions, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters with respect to their unsold allotments of subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     1,300,000 SHARES OF COMMON STOCK

                          OFFERED BY THE COMPANY

                       1,100,000 SHARES OF COMMON STOCK
                        OFFERED BY SELLING STOCKHOLDERS

                              MPEL HOLDINGS CORP.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                              JUNE 11, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 721 through 726 of the New York Business Corporation Law ("NYBCL") provide that a corporation may indemnify any person, including officers and directors, who are (or who are threatened to be made) parties to any action or proceeding (except a derivative action), whether civil or criminal, by reason of their being officers or directors or serving at the request of the corporation as a director or officer of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees; provided that the officer or director acted in good faith, for a purpose that such officer or director reasonably believed to be in or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the Corporation. In the case of criminal actions or proceedings, indemnification is allowed if the officer or director had not reasonable cause to believe that his conduct was unlawful. An officer or director who is successful in defense of such civil or criminal action or proceeding is entitled to indemnification.

  A corporation may indemnify any person made (or threatened to be made) a party to a derivative action by reason of the fact that such person is or was a director or officer of the corporation or was serving at the request of the corporation as a director or officer of the corporation of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, provided that such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to) the best interests of the corporation, except that no indemnification is permitted in respect of a threatened action or pending action which is settled or otherwise disposed of, or in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, except to the extent that court may otherwise determine.

  The Company's Certificate of Incorporation eliminates personal liability of the fullest extent permitted by NYBCL.

  A person who has been successful in the defense of a civil or criminal action or proceeding of the character described above is entitled to indemnification to the extent described above. Otherwise, absent court approval, indemnification in the specific case would have to be authorized either (i) by the board of directors acting as a quorum consisting of directors who are not parties to the action or (ii) by the board upon the opinion of independent legal counsel that indemnification is proper in the circumstances or (iii) by the shareholders.

  A New York corporation may generally purchase insurance, consistent with the limitations of New York insurance law and regulatory supervision, to indemnify, in certain circumstances, directors and officers whether or not they could by statute be indemnified by the corporation, so long as no final adjudication has established that the directors' or officers' acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage.

  The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the applicable provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and the Representative's non-accountable expense allowance. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

                                                                       TOTAL
                                                                    -----------
SEC registration fee...............................................   $3,540.00
NASDAQ listing fee.................................................    7,400.00
Blue Sky fees and expenses (including legal fees)..................   58,000.00
Printing and engraving expenses....................................   55,000.00
Legal fees and expenses............................................  150,000.00
Accounting fees and expenses.......................................   50,000.00
Transfer agent and registrar fee...................................    7,500.00
Miscellaneous......................................................    5,000.00
 Total............................................................. $336,440.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  In December 1996, the Company sold an aggregate of 1,000,000 shares of its Common Stock at $1.00 per share, of which 900,000 shares were sold to Melville Ventures & Associates, L.P., an investment committee partnership, 50,000 shares were sold to New Millenium, LP, an investment partnership and 50,000 shares were sold to Timothy Mayette, an accredited investor. The Company's sale of shares of Common Stock to Melville Ventures & Associates, L.P., an investment committee partnership, to New Millenium, LP, an investment partnership and to Timothy Mayette was exempt from registration requirements pursuant to Section 4(2) of the Securities Act, since these shares were sold to sophisticated and accredited investors who had done business with the Company on prior occasions.

  In December 1997, the Company issued warrants to purchase 888,888 shares of Common Stock to FC Capital Corporation. These warrants are exercisable the earlier of August 1998 or the effective date of a public offering, and expire three (3) years later. The exercise price is 85% of the public offering price, provided, however, that if the Company has not accomplished a public offering by August, 1998, the option price drops to $1.00 per share.

  In March 1997, the Company borrowed $778,000 ($313,000 from affiliates of certain of the Company's principal stockholders). These borrowings, due April 1998, are not collateralized and are subordinated to the notes payable and the warehouse line. Interest on these notes is 14% per annum. In July 1997, the Company issued 56,000 shares of its common stock to a note holder in satisfaction of the interest due at maturity on $400,000 of this debt. The shares were valued at $56,000, representing the interest due on this obligation based upon its stated maturity date. In December 31, 1997, the obligation was repaid with a portion of the proceeds of the $1,500,000 note payable. In October 1997, the Company borrowed $500,000 from an affiliate. This borrowing due April 1998, is collateralized by the officer's life insurance claim receivable and is subordinated to all the notes payable and warehouse line. Interest is 9% per annum. The Company's issuance of these shares to the note holder is exempt from registration requirements pursuant to
Section 4(2) of the Securities Act, since the Company issued the shares to a single, accredited, sophisticated investor who had done business with the Company on prior occasions.

  On February 15, 1997, the principal stockholders of the Company granted an officer an option to acquire up to 378,414 shares of the Company's common stock owned by the stockholders at exercise prices not less than the estimated fair value of the Company's common stock at the grant date. The Company's grant of these options to the officer is exempt from registration requirements pursuant to Section 4(2) of the Securities Act, since the Company issued the shares to an officer of the Company, who was single, sophisticated investor.

ITEM 27. EXHIBITS

 **1.1  Form of Underwriting Agreement
 **1.2  Form of Representative's Warrant Agreement
  *3.1  Certificate of Amendment to Certificate of Incorporation of Computer
        Transceiver Systems, Inc. changing the name to "MPEL Holdings Corp."
  *3.2  By-Laws
  *4.1  Form of Common Stock Certificate
 **4.2  Form of Representative's Warrant
  *5.1  Opinion and Consent of Ruskin, Moscou, Evans & Faltischek, P.C.
 *10.1  1995 Stock Option Plan
 *10.2  Employment Agreement between the Company and Steven Latessa
 *10.3  Employment Agreement between the Company and Cary Wolen
 *10.5  Intentionally Omitted
 *10.6 Mortgage Loan Warehousing Agreement by and between Mortgage Plus Equity and Loan Corporation and Summit Bank
 *10.7  Employment Agreement between the Company and Jon P. Blasi
 *10.8  Restated Shareholders Agreement
 *10.9  Working Capital Financing Agreement between FC Capital Corporation and
        Mortgage Plus Equity and Loan Corporation
 *10.10 Term Loan and Security Agreement between FC Capital Corporation and
        Mortgage Plus
 *10.11 Warrant Agreement between FC Capital Corporation and Mortgage Plus
        Equity and Loan Corporation
 *10.12 Mortgage Warehouse Loan and Security Agreement between Contimortgage
        Corporation and Mortgage Plus Equity and Loan Corp.
  10.13 Escrow Agreement
 *10.14 Melville Ventures & Associates, LP Limited Partnership Agreement
 +10.15 Merger and Reorganization Agreement by and among Mortgage Plus Equity and Loan Corporation, Vertex Industries, Inc. and Computer Transceiver
        Systems, Inc., dated March 3, 1998
 *10.16 Settlement Agreement, dated May 1, 1998
 *21.1  Subsidiaries of Registrant
  23.1  Consent of Richard A. Eisner & Company, LLP
        Consent of Ruskin, Moscou, Evans & Faltischek, P.C. (included in
 *23.3  Exhibit 5.1)
 *23.4  Consent of Daniel Intemann
 *24.1  Power of Attorney (included on signature page)
 *27.1  Financial Statement Schedule

--------
  * Previously filed.
 ** Previously filed, but not applicable.
  + Incorporated by reference from Exhibit No. 1 to the Form 8-K filed by Computer Transceiver Systems, Inc. with the Securities and Exchange Commission on March 10, 1998.

  Schedules other than the ones listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        iii. To include any additional or changed material information with respect to the plan of distribution.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (4) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (5) i. That, for the purpose of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Syosset, New York, on June 11, 1998.

                                     MPEL Holdings Corp.

                                            /s/ Steven Latessa
                                     By: ______________________________________
                                            Steven Latessa, President


  Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Steven M. Latessa, Cary Wolen and Jon P. Blasi with full power of substitution to execute in the name of such person and to file any Amendment or Post-Effective Amendment to this Registration Statement making such changes in this Registration Statement as the Registrant deems appropriate and appoints each of Steven M. Latessa, Cary Wolen and Jon P. Blasi with full power of substitution, attorney-in-fact to sign and to file any amendment and Post-Effective Amendment to this Registration Statement.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

/s/ Steven M. Latessa                President, Chief Executive      June 11, 1998
____________________________________ Officer, Chairman of the
                                     Board, Director
/s/ Cary Wolen                       Chief Operating Officer,        June 11, 1998
____________________________________ Chief Executive Officer,
                                     Chief Financial Officer,
                                     Secretary, Director
/s/ Jon P. Blasi                     Chief Operating Officer, B/C    June 11, 1998
____________________________________ Lending Division, Director